              FIRST AMENDED, RESTATED, AND COMBINED LOAN AGREEMENT





                                 $75,000,000.00
                   SECURED REDUCING REVOLVING LINE OF CREDIT



                                      FROM


                                  COMPASS BANK


                                       TO



                            CARRIZO OIL & GAS, INC.


                                August 28, 1997

                              TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.  THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.01    The Revolving Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.02    Advances and Payments of Principal Under the Note  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.03    Prepayment and Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.04    Interest Rate and Payments of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.05    Increased Cost of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.06    Substitute Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.07    Change of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.08    Advances to Satisfy Obligations of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.09    Mandatory Prepayment of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10    Borrowing Base Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.11    Assignment of Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.12    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.13    Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.14    Addition of Borrowing Base Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.15    Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.16    Repayment of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.17    Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE III.  CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.01    Receipt of Note, Agreement and Certificate of Compliance . . . . . . . . . . . . . . . . . . . . . .  22
         3.02    Proceeds from Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.03    Receipt of Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.04    Receipt of Certified Copy of Corporate Proceedings and Certificates of Incumbency  . . . . . . . . .  23
         3.05    Receipt of Certificates of Authority and Certificates of Good Standing . . . . . . . . . . . . . . .  23
         3.06    UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.07    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.08    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.09    Request for Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.10    Accuracy of Representations and Warranties and No Event of Default . . . . . . . . . . . . . . . . .  23
         3.11    Legal Matters Satisfactory to Counsel to Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.12    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.13    Status of Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.14    Security Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.15    Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.16    Documents Required for Subsequent Disbursements  . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                                                                                     PAGE
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.01    Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.02    Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.03    Valid and Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.04    Completion of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.05    Title to Borrowing Base Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.06    Oil and Gas Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.07    Interest in the Borrowing Base Oil and Gas Properties  . . . . . . . . . . . . . . . . . . . . . . .  26
         4.08    Oil and Gas Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.09    Producing Wells  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.10    Purchasers of Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.11    Scope and Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.12    Liabilities, Litigation and Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.13    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.14    Authorizations and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.15    Compliance with Laws, Rules, Regulations and Orders  . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.16    Proper Filing of Tax Returns and Payment of Taxes Due  . . . . . . . . . . . . . . . . . . . . . . .  28
         4.17    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.18    Investment Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.19    Public Utility Holding Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.20    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE V.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.01    Use of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.02    Maintenance and Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.03    Quarterly Unaudited Financial Statements of Borrower . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.04    Annual Audited Financial Statements of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.05    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.06    Monthly Borrowing Base Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.07    Statement of Material Adverse Change in Condition  . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.08    Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.09    Compliance with Laws and Payment of Assessments and Charges  . . . . . . . . . . . . . . . . . . . .  31
         5.10    Maintenance of Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.11    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.12    Initial Expenses of Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.13    Subsequent Expenses of Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.14    Maintenance of Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.15    Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.16    Inspection of Tangible Assets/Right of Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.17    Payment of Note and Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                                      PAGE
                                                                                                                      ----
         5.18    ERISA Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.19    Tangible Net Worth Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.20    Cash Flow to Debt Service Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.21    Compliance with Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.22    Hazardous Substances Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.23    Changes in Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.24    Operating Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.01    Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.02    Guaranty of Payment or Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.03    Loans, Advances or Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.04    Mortgages or Pledges of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.05    Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.06    Sales of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.07    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.08    Payment of Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.09    Cancellation of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.10    Changes in Business Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.11    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.12    Hedging Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE VII.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.01    Enumeration of Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.02    Rights Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VIII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.01    Security Interests in Deposits and Right of Offset or Banker's Lien  . . . . . . . . . . . . . . . .  39
         8.02    Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . .  39
         8.03    Notices and Other Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.04    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.05    Renewals and Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.06    No Waiver by Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.07    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.08    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.09    Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.10    Survival Upon Unenforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.11    Rights of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.12    Amendments or Modifications of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.13    Agreement Construed as an Entirety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.14    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.15    AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.16    Controlling Provision Upon Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                                                                                      PAGE
                                                                                                                      ----
         8.17    Time, Place and Method of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.18    Counterpart Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.19    Amended, Restated and Combined Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

EXHIBITS

EXHIBIT A                 Compliance Certificate
EXHIBIT B                 Note
EXHIBIT C                 Security Instruments
EXHIBIT D                 Form of Request for Advance
EXHIBIT E                 Form of Monthly Borrowing Base Certificate

SCHEDULES

1.01(a)          Borrowing Base Oil and Gas Properties
4.10             Purchasers of Production
4.12             Litigation

              FIRST AMENDED, RESTATED AND COMBINED LOAN AGREEMENT

                 THIS FIRST AMENDED, RESTATED, AND COMBINED LOAN AGREEMENT, is entered into as of the 28th day of August 1997, by and among CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), on behalf of itself and as successor to and survivor by merger with ENCINITAS PARTNERS LTD., formerly a Texas limited partnership ("Encinitas") and COMPASS BANK, a Texas chartered bank (the "Bank").

                              W I T N E S S E T H

                 WHEREAS, Borrower and Bank are parties to that certain Loan Agreement dated December 6, 1996, as amended by the First Amendment thereto dated April 4, 1997, the Second Amendment thereto dated May 15, 1997, the Third Amendment thereto dated June 26, 1997, and the Fourth Amendment thereto dated June 27, 1997 (collectively the "Existing Carrizo Loan Agreement"); and

                 WHEREAS, Encinitas and Bank are parties to that certain Loan Agreement dated June 26, 1996, as amended by the First Amendment thereto dated December 6, 1996 (the "Existing Encinitas Loan Agreement"); and

                 WHEREAS, Carrizo Production, Inc., a Texas corporation, which was the general partner of Encinitas, has been merged with and into Borrower, Borrower has acquired all of the limited partner interests in Encinitas, and Encinitas has been merged with and into Borrower, with Borrower being the survivor of such mergers; and

                 WHEREAS, as the result of such mergers, Borrower has succeeded to the rights and obligations of Encinitas under the Existing Encinitas Loan Agreement and the Loan Documents defined therein; and

                 WHEREAS, in order to simplify the administration of the Existing Carrizo Loan Agreement and the Existing Encinitas Loan Agreement and the Loans that have been advanced and that may hereafter be advanced to Borrower in accordance with the terms thereof, and to effect certain amendments to each of such Loan Agreements, Borrower and Bank desire to amend, restate and combine both the Existing Carrizo Loan Agreement and the Existing Encinitas Loan Agreement into this First Amended, Restated and Combined Loan Agreement;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and the mutual benefits to be derived herefrom, Bank and Borrower agree as follows:

                            ARTICLE I.  DEFINITIONS

                 As used in this Agreement, the following terms shall have the meanings indicated:

                 "Affiliate" means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                 "Agreement" means this Loan Agreement, as the same may be amended or supplemented from time to time.

                 "Bank" has the meaning set forth in the preamble hereof.

                 "Borrower" has the meaning set forth in the preamble hereof.

                 "Borrowing Base" means the maximum loan amount supported by the Borrowing Base Properties, as determined by Bank from time to time in accordance with Section 2.10 of this Agreement.

                 "Borrowing Base Properties" means the Borrowing Base Oil and Gas Properties and the Borrowing Base Cash.

                 "Borrowing Base Oil and Gas Properties" means those Oil and Gas Properties of Borrower that are to be made subject to the liens created by certain of the Security Instruments to secure the Obligations, which initial Borrowing Base Oil and Gas Properties are described in Schedule 1.01(a) attached hereto and made a part hereof, together with such additional Oil and Gas Properties as are subsequently added to the Borrowing Base Properties pursuant to Section 2.14.

                 "Borrowing Base Cash" means the Cash and Cash Equivalent of Borrower that, pursuant to Section 2.14, is hereafter made subject to the liens created by certain of the Security Instruments to secure the Obligations.

                 "Business Day" shall mean: (a) for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the laws of the United States of America, and (b) in addition, for purposes of any LIBOR Loan, a day that satisfies the requirements of clause (a) and is a day on which commercial banks in London, England are open for domestic or international business.

                 "Cash" means legal tender of the United States of America.

                 "Cash Equivalent" means certificates of deposit issued by the Bank and/or other certificates of deposit approved by the Bank in its sole discretion.

                 "Compliance Certificate" means the certificate of the president or vice president of Borrower required to be submitted to Bank from time to time pursuant to this Agreement, which certificate shall be in the form attached hereto as Exhibit "A."

                 "Environmental Laws" means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all environmental statutes of any state in which property of Borrower is situated, as they may be cited, referenced and amended from time to time;
(c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA.

                 "Event of Default" means any of the events specified in
Section 7.01 of this Agreement.

                 "Existing Carrizo Loan Agreement" has the meaning set forth in the recitations of this Agreement.

                 "Existing Encinitas Loan Agreement" has the meaning set forth in the recitations of this Agreement.

                 "Financial Statements" means the statements of the financial condition of the indicated Person, as at the point in time and for the period indicated and consisting of at least a consolidated balance sheet, income statement and statement of cash flows, and, when the foregoing are audited, accompanied by the certification of such Person's independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year.

                 "Floating Rate" means the Index Rate in effect from time to time.

                 "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                 "Hazardous Substances" means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body.

                 "Hedging Transaction" means a swap, collar, floor, cap, forward, futures or other similar contract (including sales contracts for a term of greater than one year with fixed prices) entered into by Borrower with any other Person, which is intended to reduce or eliminate the risk of fluctuations in the price of oil or gas.

                 "Indebtedness" means, as to any Person, (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by any mortgage, pledge or lien existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising.

                 "Index Rate" means, at any time, the prime rate established in The Wall Street Journal's "Money Rates" or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Index Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the "Money Rates" or similar table, then Bank may select an alternative published index based upon comparable information as a substitute Index Rate. Upon the selection of a substitute Index Rate, the applicable interest rate shall thereafter vary in relation to the substitute index. Such substitute index shall be the same index that is generally used as a substitute by Bank on all Index Rate loans. The Index Rate is eight and one-half percent (8.50%) as of the date of this Agreement.

                 "Index Rate Loan" means any Loan for which interest thereon is to be computed at the Floating Rate in accordance with this Agreement.

                 "Initial Public Offering" means the initial public offering of stock in Borrower pursuant to that certain Registration Statement on Form S-1 dated June 13, 1997, as amended through the date of this Agreement.

  "Interest Rate(s)" means the Floating Rate or the LIBOR Rate, as applicable.

                 "Interest Period" means as to any LIBOR Loan the period commencing on and including the date of such Loan (or on the effective date of the election pursuant to Section 2.04(B) by which such Loan became a LIBOR
Loan) and ending on and including the day preceding the same day (or if there is no such same day, the day preceding the last day) in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as selected by the Borrower in accordance with
Section 2.04(B), and thereafter such period commencing on and including the day immediately following the last day of the then ending Interest Period for such Loan and ending on and including the day preceding the day corresponding to the first day of such Interest Period (or if there is no such corresponding day, the day preceding the last day), in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as so selected by the Borrower; provided, however, that if any such Interest Period would otherwise end on a day prior to a day that is not a Business Day it shall be extended so as to end on the day prior to the next succeeding Business Day unless the same would fall in a different calendar month, in which case such Interest Period shall end on the day preceding the first Business Day preceding such next succeeding Business Day.

                 "Investment" in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

                 "Leases" means oil and gas leases and all oil, gas and mineral leases constituting any part of the Borrowing Base Oil and Gas Properties.

                 "Letters of Credit" means letters of credit to be issued by the Bank for the account of the Borrower pursuant to Section 2.15, in the form acceptable to the Bank, and all extensions, renewals and modifications thereof.

                 "LIBOR" means, in respect to any Interest Period, the rate per annum determined by the Bank to be the quotient of (a) the rate quoted, on an immediately available funds basis, to the Bank, at approximately 10:00 a.m. local time in Houston, Texas on the date one (1) Business Day prior to the first day of such Interest Period, for the offering by leading banks in the London interbank market of Dollars for deposit with the Bank for a period comparable to such Interest Period and in an amount comparable to the amount of the Loan determined by the Bank to be outstanding during such Interest Period and as to which the LIBOR Rate is to be determined, divided by (b) 1.0, minus the Reserve Percentage expressed as a decimal, for such Interest Period.

                 "LIBOR Loan" means any Loan from time to time for which interest thereon is to be computed on the basis of the LIBOR Rate.

                 "LIBOR Rate" means a rate per annum equal to the sum of LIBOR for the Interest Period for which interest is to be determined at the LIBOR Rate, plus two percent (2.00%) per annum.

                 "Limitation Period" means any period while any amount remains owing on the Note and interest on such amount calculated at the Floating Rate, plus any fees payable hereunder and deemed to be interest under applicable law, would exceed the Maximum Rate.

                 "Loan" means, singly, any advance by Bank to Borrower pursuant to this Agreement and "Loans" means, cumulatively, the aggregate sum of all money advanced by Bank to Borrower pursuant to this Agreement.

                 "Loan Documents" means this Agreement and all promissory notes, security agreements, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

                 "Loan Excess" means, at any point in time, the amount, if any, by which the outstanding balance on the Loans evidenced by the Note plus the aggregate of the face amount of all outstanding Letters of Credit exceeds the Revolving Commitment then in effect.

                 "Marketable Title" means good and indefeasible title and ownership, free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances.

                 "Maturity Date" means June 1, 1999.

                 "Maximum Rate" means the maximum non-usurious interest rate permissible under applicable laws of the State of Texas or those of the United States of America applicable to Bank.

                 "Monthly Borrowing Base Certificate" means a certificate of the President or Chief Financial Officer of Borrower attesting to Borrower's calculation of the Borrowing Base as of the last day of the month preceding the month in which such certificate is executed and delivered to the Bank, pursuant to Section 5.06, in the form attached hereto as Exhibit "E."

                 "Monthly Borrowing Base Reduction" means the amount of the automatic monthly reduction to the Borrowing Base, as determined by Bank from time to time in accordance with Section 2.10 of this Agreement.

                 "Multi-employer Plan" means a plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

                 "Note" means that certain promissory note in the original face amount of $75,000,000.00, dated of even date herewith, made by Borrower payable to the order of Bank, in the form attached hereto as Exhibit "B," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to
Section 2.01 hereof.

                 "Obligations" means all obligations, indebtedness, and liabilities of Borrower to Bank, now existing or hereafter arising, including, but not limited to, the indebtedness evidenced by the Note, whether direct, indirect, related, unrelated, fixed, contingent, specified, unspecified, joint, several, or joint and several, and all interest and fees accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

                 "Oil and Gas Properties" means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with all contracts executed in connection therewith, all oil, gas and other minerals produced and to be produced therefrom, all proceeds thereof, and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

                 "Permitted Encumbrances" means:

                 (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

                 (B) Liens of mechanics, materialmen, warehousemen, carriers, or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

                 (C) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed operations;

                 (D)      Liens in favor of Bank;

                 (E) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and in Bank's sole judgment they do not, in the aggregate, materially detract from the value of the property of Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

                          (1) Claims or liens for taxes, assessments, or similar charges; and

                          (2) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other similar liens.

                 "Permitted Hedging Transactions" means Hedging Transactions that: (a) encumber not more than seventy- five (75%) of Borrower's monthly production of proved producing reserves as forecast in the most recent engineering evaluation performed by Bank pursuant to Section 2.10; (b) are based upon strike prices equal to or higher than the prices utilized by Bank in its most recent engineering evaluation performed pursuant to Section 2.10; (c) are placed with a counter-party approved by Bank, in its sole discretion; and
(d) in which Borrower's interest is pledged to Bank pursuant to a security agreement in form and substance satisfactory to Bank.

                 "Person" means an individual, company, corporation, partnership, limited partnership, joint venture, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

                 "Proved Reserves" means the estimated quantities of crude oil, condensate, natural gas liquids and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable by primary producing mechanisms in future years from known reservoirs underlying lands or interests therein constituting Oil and Gas Properties, under existing economic and operating conditions. Reserves which can be produced economically through application of improved recovery techniques (e.g., fluid injection) will be included in Proved Reserves when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the pilot project or installed program was based. In general, the economic productivity of the estimated proved reserves is supported by actual production or a conclusive formation test; however, in certain instances proved reserves are assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate these reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test.

                 "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                 "Request for Advance" means the written request by Borrower for an advance by Bank pursuant to this Agreement, which Request for Advance shall be in a form, and shall include the information and accompanying supporting documentation, as prescribed in Exhibit "D" attached hereto.

                 "Required Number" means: in the case of notices hereunder (i) relative to borrowings, prepayments, elections of the LIBOR Rate, selections of Interest Periods for, or other transactions in respect of, LIBOR Loans: two
(2) Business Days; or (ii) relative to all transactions in respect of Index Rate Loans: one (1) Business Day; it being understood, however, that in the case of notices involving transactions in respect of more than one type of Loan (such as a change in type of Loan in accordance with Section 2.04(B)), "Required Number" means that number of days, as indicated above in respect of the Loans involved, which would constitute the longest applicable period of time.

                 "Reserve Percentage" means for any Interest Period, the average (for such Interest Period) maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Federal Reserve Board by member banks of the Federal Reserve System as it applies to the Bank against "Eurocurrency liabilities" (as such term is used in Regulation
D).

Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by member banks by reason of any regulatory change against (i) any category of liabilities that includes deposits by reference to which the interest rate for LIBOR Loans is to be determined as provided in this Agreement or (ii) any category of extensions of credit or other assets that include LIBOR Loans. As of the date of this Agreement the Reserve Percentage is zero.

                 "Revolving Commitment" means the obligation of Bank, subject to the provisions of this Agreement and existing only through the last Business Day prior to the Maturity Date, to advance to Borrower funds, not to exceed at any one time outstanding an amount equal to the lesser of: (a) Twenty-Five Million Dollars ($25,000,000.00), or (b) the Borrowing Base then in effect.

                 "Security Instruments" means the security instruments described on Exhibit "C," in form and substance satisfactory to Bank, to be executed by Borrower pursuant to Section 3.14, and any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Note.

                 "Subsidiary" means (a) any corporation in which Borrower, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which Borrower, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

                 "Tangible Net Worth" means the total assets of Borrower exclusive of (a) those assets classified as intangible, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and minority interests in any Person,
(c) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established, (e) deferred taxes and (f) all assets arising from advances to officers, former officers or sales representatives of Borrower made outside of the ordinary course of business; less total liabilities of Borrower; all of the above being determined in accordance with GAAP.

                 "Unmatured Event of Default" means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

                 Undefined financial accounting terms used in this Agreement shall be defined in accordance with GAAP.

                             ARTICLE II.  THE LOAN

                 2.01 The Revolving Line. Upon the terms and conditions (including, without limitation, the right of Bank to terminate the Revolving Commitment hereunder upon an Event of Default or an Unmatured Event of Default) and relying on the representations and warranties contained in this Agreement, Bank agrees, for a period from and after the date hereof through the last Business Day prior to the Maturity Date, to make advances for the account of Borrower from time to time following receipt of a Request for Advance; provided, however, that the aggregate principal amount of all Loans plus the aggregate face amount of all Letters of Credit at any one time outstanding shall not exceed the Revolving Commitment.

                 Through the last Business Day prior to the Maturity Date, Borrower may use this revolving credit by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The borrowings made by Borrower pursuant to the Revolving Commitment shall be made at the principal office of Bank and shall be evidenced by the Note. The entire principal amount of the Note is due on the Maturity Date.

                 2.02 Advances and Payments of Principal Under the Note. Each time an advance is made against or payment is made on the Note, Bank is hereby irrevocably authorized by Borrower to make appropriate entries of such in its records in accordance with the usual and customary practices of accounting for advances and payments on notes; provided, however, the failure of Bank to do so shall not relieve Borrower of its correct liability hereunder or under the Note.

                 The aggregate unpaid amount of advances reflected by the notations by Bank on its records or the ledger sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced to Borrower and outstanding under this Agreement and interest on such amounts calculated in accordance with this Agreement. Interest provided for in the Note and herein shall be calculated on unpaid sums actually advanced and outstanding under the Note pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

                 2.03 Prepayment and Conversion. Upon the Required Number of days notice to the Bank, the Borrower may: (a) without the payment of penalty or premium, prepay the principal of the Loans, or (b) voluntarily convert the applicable Interest Rate of any Loan prior to the termination of the applicable Interest Period in whole or in part, from time to time; any partial payment or conversion to be made in the sum of not less than $500,000 or any $100,000 increment in addition thereto; provided that with respect to any such prepayment or conversion of any Loan upon which interest is being calculated at the LIBOR Rate the Borrower shall reimburse the Bank on demand for any costs, including administrative costs, incurred by the Bank as a result of such prepayment or conversion and any loss incurred or to be incurred by the Bank in the redeployment of the funds released by any such prepayment. Such loss shall be the difference, as reasonably determined by Bank, between (i) Bank's gross return hereunder with respect to that portion of the Loans which is prepaid, based on the applicable Interest Rate for such portion of the Loans and (ii) any lesser amount realized by Bank in deploying the funds received in repayment, or otherwise realized from that portion of the Loans so prepaid, during the period from the date of the prepayment until the end of the Interest Period for that portion of the Loans prepaid; provided that Bank shall use its best efforts to redeploy such funds in a commercially reasonable manner.

                 2.04      Interest Rate and Payments of Interest.

                 (A) Interest on Index Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as appropriate. Interest on LIBOR Loans shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the outstanding principal balance of the Loans shall accrue for each day at either the

                 Floating Rate for such day or the LIBOR Rate for the Interest Period which includes such day, all as elected and specified (including specification as to length of Interest Period, as permitted by the definition of that term, with respect to any election of the LIBOR Rate) by the Borrower in accordance with
                 Section 2.04(B); provided that:

                           (i) In the absence of an election by the Borrower of the LIBOR Rate, or, having made such election but upon the Required Number of days prior to the end of the then current Interest Period the Borrower fails or is not entitled under the terms of this Agreement to elect to continue such Interest Rate and specify the applicable Interest Period therefor, then upon the expiration of such then current Interest Period, interest on the Loans shall accrue for each day at the Floating Rate for such day, until the Borrower, pursuant to Section 2.04(B), elects a different Interest Rate and specifies the Interest Period for the Loans.

                           (ii) Interest accruing on any LIBOR Loan during any Interest Period shall be payable on the last Business Day of such then current Interest Period; provided, however, that with respect to LIBOR Loans for which the Interest Period selected by the Borrower pursuant to Section 2.04(B) is greater than three (3) months, interest shall be payable quarterly on the last Business Day of such quarterly period with the first such quarterly period commencing on the first day of the applicable Interest Period with any remaining unpaid interest being due and payable on the last day of such Interest Period; provided further that all accrued interest on any LIBOR Loan converted or prepaid pursuant to Section 2.03 shall be paid immediately upon such prepayment or conversion.

                 (B) By at least the Required Number of days prior to the advance of any Loan hereunder, Borrower shall select the initial Interest Rate to be charged on such Loan, and from time to time thereafter the Borrower may elect, on at least the Required Number of days' irrevocable prior written (or telephoned, promptly confirmed by written) notice to the Bank, to change the Interest Rate on any Loan to any other Interest Rate (including, when applicable, the selection of the Interest Period); provided that; (i) the Borrower shall not select an Interest Period that extends beyond the Termination Date; (ii) except as otherwise provided in Section 2.03 no such change from the LIBOR Rate to another Interest Rate shall become effective on a day other than the day, which must be a Business Day, next following the last day of the Interest Period last effective for such LIBOR Loan; (iii) any elections made by the Borrower pursuant to this Section 2.04(B) shall be in the amount of $100,000, plus any additional increment of $100,000; (iv) notwithstanding anything herein to the contrary, the Borrower may not make any election under this Section 2.04(B) that would result in Loans outstanding at more than three (3) different LIBOR Rates without the written agreement of the Bank to do so; and (v) the first day of each Interest Period as to a LIBOR Loan shall be a Business Day.

(C) Interest on Index Rate Loans shall be paid monthly in arrears on the first day of each calendar month commencing with any month during which interest begins to accrue at the Floating Rate, as elected by Borrower pursuant to Section 2.04(B), and on the date the principal of such Loans shall be due (at stated maturity, on acceleration, or otherwise).

(D) Interest on past-due principal shall accrue at the greater of the applicable Floating Rate plus three percent (3.00%) or LIBOR plus five percent (5.00%) until such principal is paid in full, and shall be payable upon demand by the Bank.

(E) The Bank shall notify the Borrower of the current Index Rate and of the current LIBOR Rate from time to time upon request by the Borrower.

(F) It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time. Accordingly, if any transactions contemplated hereby would be usurious under applicable

Law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement, or any other agreement entered into in connection with this Agreement, it is agreed the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the Maximum Rate, and any excess shall be credited to the Borrower by Bank (or, if such consideration shall have been paid in full, such excess refunded to the Borrower by Bank). All sums paid, or agreed to be paid, to the Bank for use, forbearance, and detention of the indebtedness of the Borrower by the Bank shall, to the extent permitted by applicable laws, be amortized, pro rated, allocated, and spread throughout the full term of such indebtedness until such indebtedness is paid in full so that the actual rate of interest is uniform, but does not exceed the Maximum Rate, throughout the full term thereof. If at any time the applicable Interest Rate, which shall be deemed for purposes of this Section 2.04(F), only, to include any other fees, charges, or other forms of consideration which constitute interest under applicable law that is contracted for, charged, or received under this Agreement or any other agreement entered into in connection with this Agreement, exceeds the Maximum Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Maximum Rate, but any subsequent reductions in the Interest Rate otherwise provided for herein shall not reduce the interest to accrue pursuant to this Agreement below the Maximum Rate until the total amount of interest accrued pursuant to this Agreement equals the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, then the Borrower agrees to pay upon final maturity of the Loans an amount equal to the difference between
                 (a) the lesser of (i) the amount of interest that would have accrued if the Maximum Rate had at all times been in effect or
                 (ii) the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

                 2.05      Increased Cost of Loans.

                 (A) Notwithstanding any other provisions herein, if as a result of any regulatory change

                           (i) the basis of taxation of payments to Bank of the principal of, or interest on, any LIBOR Loan or any other amounts due under this Agreement in respect of any such LIBOR Loan (except for taxes imposed on the overall net income or receipts of Bank, and franchise or other taxes imposed generally on Bank), by the jurisdiction (or any political subdivision therein) in which Bank has its principal office (if such other taxes do not specifically affect the cost to Bank of making the Loans) is changed;

                           (ii) any reserve, special deposit, or similar requirement (including without limitation any reserve requirement under regulations of the Board of Governors of the Federal Reserve System) against assets of, deposits with, or for the account of, or credit extended by Bank, is imposed, increased, modified, or deemed applicable; or

                           (iii) any other condition affecting this Agreement or any LIBOR Loan is imposed on Bank or (in the case of LIBOR Loans) the London interbank market;

                 and the result of any of the foregoing is to increase the actual direct cost to Bank of making or maintaining any such LIBOR Loan or to reduce the amount of any sum received by Bank hereunder in respect thereof (and such increase or reduction shall not have been compensated by a corresponding increase in the interest rate applicable to the respective Loans), by an amount deemed by Bank to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower shall pay to Bank, within thirty (30) days after its demand, such additional amount or amounts as will compensate Bank for those Increased Costs. The Bank will not demand to be compensated by Borrower for such Increased Costs unless the Bank generally makes such demands to its other LIBOR Loan customers who are similarly situated. A certificate of Bank setting forth the basis for the determination of such amount necessary to compensate the Bank as aforesaid, accompanied by documentation showing reasonable support for such increased costs or reduced sums received by Bank, shall be delivered to the Borrower and shall be conclusive, save for manifest error, as to such determination and such amount.

                 (B)       Notwithstanding the foregoing provisions of this
                 Section 2.05, in the event that by reason of any regulatory change the Bank either (i) incurs Increased Costs based on, or measured by, the excess above a specified level of the amount of a category of deposits or other liabilities of Bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if Bank so elects by notice to the Borrower, the obligation of Bank to make or convert Loans of any other type into LIBOR Loans hereunder shall be suspended until the earlier of the date such regulatory change ceases to be in effect or the date the Borrower and Bank agree upon an alternative method of determining the interest rate payable by the Borrower on LIBOR Loans, and all LIBOR Loans of Bank then outstanding shall be converted into an Index Rate Loan (if not otherwise prohibited under the terms of this Agreement) at the Borrower's option.

                 (C) Bank agrees that upon the occurrence of any regulatory change giving rise to the operation of the first paragraph of this Section 2.05, it will, if requested by the Borrower and to the extent permitted by law or by the relevant government authority, for a period of thirty (30) days endeavor in good faith to avoid or minimize the increase in cost or reduction in amount receivable resulting from such regulatory change; provided, however, that such change can be made in such a manner that Bank, in its sole determination, suffers no economic, legal, regulatory, or other disadvantage. Any expense incurred by Bank in so doing shall be paid by the Borrower on delivery to the Borrower of a certificate as to the amount of such expense, which certificate shall be conclusive in the absence of manifest error. Nothing in this paragraph shall affect or postpone the obligations of the Borrower set forth in any other paragraph of this Section 2.05.

                 2.06 Substitute Rate. Anything herein to the contrary notwithstanding, if within two (2) Business Days prior to the first day of any Interest Period for a LIBOR Loan the Bank is not, for any reason whatsoever, quoted rates for the offering of Dollars for deposit with it in the London interbank market for a period and amount relevant to the computation of the rate of interest on LIBOR Loans for such Interest Period, the Bank shall give the Borrower prompt notice thereof and on what would otherwise be the first day of such Interest Period such Loans shall be made as Index Rate Loans (if not otherwise prohibited under the terms of this Agreement), at the Borrower's option in accordance with the election procedures set forth in Section 2.04(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate.

                 2.07 Change of Law. Notwithstanding any other provision herein, in the event that any change in any applicable law, rule or regulation or in the interpretation or administration thereof shall make it unlawful for the Bank to (i) honor any commitment it may have hereunder to make any LIBOR Loan, then such commitment shall terminate, or (ii) maintain any LIBOR Loan, then all LIBOR Loans of the Bank then outstanding shall be repaid and converted to Index Rate Loans (if not otherwise prohibited under the terms of this Agreement) at the Borrower's option in accordance with the election procedures set forth in Section 2.04(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate. Any remaining commitment of Bank hereunder to make LIBOR Loans (but not other Loans) shall terminate forthwith. Upon the occurrence of any such change, the Bank shall promptly notify the Borrower thereof, and shall furnish to the Borrower in writing evidence thereof certified by the Bank.

                 Any repayment or conversion of any LIBOR Loan which is required under this Section 2.07 or under 2.05(B) shall be effected by payment thereof, together with accrued interest thereon, on demand, and concurrently there shall occur the borrowing of the corresponding Index Rate Loan as provided herein.

                 If any repayment to Bank of any LIBOR Loan (including conversions thereof) is made under this Section 2.07 on a day other than a day otherwise scheduled for a payment of principal of or interest on such Loan, the Borrower shall pay to Bank upon its request such amount or amounts as will compensate it for the amount by which the rate of interest on such Loan immediately prior to such repayment exceeds the stated rate of interest on relending or reinvesting the funds received in connection with such prepayment, in each case for the period from the date of such prepayment to the Business Day next succeeding the last day of such then current Interest Period, all as determined by Bank in its good faith discretion.

                 2.08 Advances to Satisfy Obligations of Borrower. Bank may, but shall not be obligated to, make advances hereunder and apply same to the satisfaction of any condition, warranty, representation or covenant of Borrower contained in this Agreement, and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Note.

                 2.09 Mandatory Prepayment of the Notes. In the event that Bank or Borrower determine that a Loan Excess exists, Borrower shall immediately, but in no event later than thirty (30) days following the earlier of either: (a) Borrower becoming aware that a Loan Excess exists, or (b) notice from Bank of any such determination, (i) prepay the principal of the Note in an aggregate amount at least equal to such Loan Excess or (ii) add to the Borrowing Base Properties additional Oil and Gas Properties, Cash and/or Cash Equivalent of Borrower sufficient in value, as determined by Bank in its sole discretion pursuant to Section 2.10, to increase the Borrowing Base to equal the unpaid principal amount of the Note plus all accrued, unpaid interest.

                 2.10      Borrowing Base Determination.

                           a.     Borrowing Base Oil and Gas Properties.  The
initial Borrowing Base attributable to the Borrowing Base Oil and Gas Properties is hereby established at $4,750,000.00 effective as of the date hereof. Subject to the other provisions of this Agreement, the Borrowing Base shall be automatically reduced commencing on October 1, 1997, by the Monthly Borrowing Base Reduction, which is initially established at $250,000.00. On or before October 1, 1997, Borrower shall furnish to Bank information sufficient to update to an effective date of July 1, 1997, the most recent petroleum engineering reports and geological data provided to Bank prior to Closing relative to the Proved Reserves that are attributable to the Oil and Gas Properties that constitute part of the Borrowing Base Oil and Gas Properties, as well as such other information as Bank may request regarding volumes of production produced and sold, contracts, pricing, gross revenues, expenses, and other information and engineering and geological data as may relate to the Borrowing Base Oil and Gas Properties (collectively the "Borrowing Base Property Data"). Upon receipt of such Borrowing Base Property Data, Bank shall, in the normal course of business, redetermine the Borrowing Base and the Monthly Borrowing Base Reduction attributed to the Borrowing Base Oil and Gas Properties, which redetermination shall become effective upon written notification from Bank to Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction as set forth in this Section. Thereafter, on or before each succeeding April 1 and October 1 until the Maturity Date, Borrower shall furnish to Bank a report, in form and substance satisfactory to Bank, which report shall set forth, as of each preceding January 1 or July 1, as applicable, such Borrowing Base Property Data as Bank may request attributable to the Borrowing Base Oil and Gas Properties. Each report to be provided on or before each April 1 shall be a complete report relating to the Borrowing Base Property Data, prepared by an independent petroleum engineer or firm of engineers satisfactory to Bank. Each report to be provided on or before each October 1 shall simply update the previous complete report, and may be prepared by Borrower's own engineers and shall be certified by the President of

Borrower. Upon receipt of each such report, Bank shall, in the normal course of business, make a determination of the Borrowing Base and the Monthly Borrowing Base Reduction which shall become effective upon written notification from Bank to Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction as set forth in this Section.


                 At Closing, Borrower shall pay to Bank an engineering fee of $7,212.50 in connection with the Borrowing Base evaluation performance by the Bank prior to the execution of this Agreement. Beginning with the delivery of the Borrowing Base Property Data due by October 1, 1997, and continuing as and when Borrower is required to provide to Bank each semi-annual report, as required by the provisions of this Section, Borrower shall contemporaneously pay an engineering fee of $7,500.00 to Bank for Bank's analysis of such report and redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction. At any time engineering reviews are requested by Borrower in connection with a Borrowing Base redetermination, other than the semi-annual reviews required by Bank, an additional fee of $7,500.00 shall be paid to Bank for Bank's analysis of such report and redetermination of the Borrowing Base.

                           b.     Borrowing Base Cash.  At each time that the
Bank redetermines the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties, as set forth in subsection 2.10(a), it shall also include in the Borrowing Base calculation the face value of all Borrowing Base Cash that is in the Bank's possession and is subject to one or more of the applicable Security Agreements.

                           c.     Equity Cushion.  The Borrowing Base shall
represent Bank's determination, in accordance with its customary lending practices in effect from time to time, of the maximum loan amount that may be supported by the Borrowing Base Properties. Borrower and Bank acknowledge that
(a) due to the uncertainties of the oil and gas extraction process, the Borrowing Base Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Borrowing Base Oil and

Gas Properties, Bank's determination of the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by Borrower as essential for the adequate protection of Bank.

                           d.     Unscheduled Borrowing Base Redeterminations.
In addition to scheduled redeterminations of the Borrowing Base, the Bank may redetermine the Borrowing Base and the Monthly Borrowing Base Reduction at any time, and from time to time, which redetermination shall become effective upon written notification from Bank to Borrower and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction, as set forth in this Section.

                 2.11 Assignment of Production. Certain of the Security Instruments covering the Borrowing Base Oil and Gas Properties contain an assignment unto and in favor of Bank of all oil, gas and other minerals produced and to be produced from or attributable to the Oil and Gas Properties that constitute part of the Borrowing Base Oil and Gas Properties, together with all of the revenues and proceeds attributable to such production, and such Security Instruments further provide that all such revenues and proceeds which may be so collected by Bank pursuant to the assignment shall be applied to the payment of the Note and the satisfaction of all other Indebtedness to be secured by such Security Instruments. Such Security Instruments further provide that the Bank grants to Borrower a license to receive and collect the revenues and proceeds attributable to such production unless and until an Event of Default shall occur, and upon the occurrence of an Event of Default, the Bank, acting in its sole discretion, shall have the right to terminate Borrower's license to collect such revenues and proceeds. Borrower hereby appoints Bank as its agent and attorney-in-fact for all purposes deemed by Bank to be necessary or desirable in connection with such assignment of production, including, but not limited to, completing the letter transfer orders delivered to Bank pursuant to Sections 3.17 and/or 3.19 hereof, which power is coupled with an interest and is not revocable.

                 2.12 Commitment Fee. As consideration for the commitment of Bank to make Loans to Borrower through the Maturity Date pursuant to this Agreement, Borrower agrees to pay to Bank within five (5) Business Days of receipt of Bank's statement as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year (except the first period shall be for a period of time from the Closing to September 30,
1997) during the period commencing on the date of this Agreement to and including the Maturity Date and at the Maturity Date, a fee equal to:

                           (a)  1/2 of 1% per annum (computed on the basis of
365 or 366 days, as the case may be) multiplied by an amount equal to the daily average excess, if any, of the Borrowing Base over the sum of: (x) the aggregate principal amount outstanding on the Note, plus (y) the aggregate face amount of all outstanding Letters of Credit, throughout the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Maturity Date, as the case may be, plus

                           (b)  1/4 of 1% per annum (computed on the basis of
365 or 366 days, as the case may be) multiplied by an amount equal to the daily average excess, if any, of $25,000,000.00 over the amount of the Borrowing Base throughout the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Maturity Date, as the case may be.

                 2.13 Facility Fee. As consideration for the commitment of Bank to make Loans to Borrower pursuant to this Agreement, if the Revolving Commitment is ever increased to an amount exceeding $11,800,000.00, Borrower shall pay to Bank at the time such increase becomes effective a fee ("Facility Fee") equal to one-half of one percent (.5%) of the amount by which such increased Revolving Commitment exceeds either: (a) $11,800,000.00, or (b) the highest Revolving Commitment amount previously in effect, if greater than $11,800,000.00.

                 2.14 Addition of Borrowing Base Properties. Borrower may, from time to time upon thirty (30) days prior written notice to Bank, propose to add Oil and Gas Properties, Cash, and/or Cash Equivalent of Borrower to the Borrowing Base Properties. Any such proposal to add Oil and Gas Properties of Borrower to the Borrowing Base Properties shall be accompanied by an engineering report applicable to such Oil and Gas Properties that conforms to the requirements of Section 2.10, evidence sufficient to establish that Borrower has Marketable Title to such Oil and Gas Properties, and such other data as Bank may reasonably request. Any such additions shall become effective at such time as: (a) Bank has made its determination in the ordinary course of business of the amount by which the Borrowing Base would be increased as the result of such addition and (b) the conditions set forth in
Article III hereof, to the extent they are applicable to such additional Borrowing Base Properties of Borrower, have been satisfied.

                 2.15 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank agrees to issue standby Letters of Credit for the account of the Borrower from time to time following receipt of a Request for Advance three (3) Business Days prior to the requested date of issuance in such amount as the Borrower may request in an aggregate amount of up to (i) One Million Dollars ($1,000,000.00), but (ii) not to exceed at any time the unborrowed portion of the Revolving Commitment. The amount of any such Letters of Credit issued under the Revolving Commitment shall be deemed to be a Loan and to reduce the amount available under the Revolving Commitment and shall be governed by the terms of this Agreement. The Bank may require in connection with the issuance of any Letter of Credit that Borrower execute the Bank's then-current form of application for a Letter of Credit, but if there is any conflict between the terms of any such application and the terms of this Agreement, the terms of this Agreement shall control. No Letter of Credit shall have an expiration date that is later than one year from the date of its issuance, or, if sooner, beyond the Maturity Date.

                 2.16 Repayment of Letters of Credit. If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn shall be due and payable by the Borrower immediately upon receipt of Bank's statement therefor.

                 2.17 Letter of Credit Fee. As consideration for the issuance by the Bank of Letters of Credit for the account of the Borrower, the Borrower agrees to pay to the Bank a fee of one percent (1.0%), per annum, of the amount of each such Letter of Credit (subject to a $300.00 minimum fee per year on each Letter of Credit), the first such per annum fee for each Letter of Credit to be payable in advance of the issuance of such Letter of Credit, with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Letter of Credit if it is to remain in effect beyond such anniversary date.

                            ARTICLE III.  CONDITIONS

                 The obligation of Bank to make advances of the Loans and/or to issue Letters of Credit referred to in Article II of this Agreement is subject to the prior or contemporaneous satisfaction of the following conditions precedent stated in this Article III.

                 3.01 Receipt of Note, Agreement and Certificate of Compliance. Bank shall have received the Note, multiple counterparts of this Agreement, as requested by Bank, and the Certificate of Compliance duly executed by an authorized officer for Borrower.

                 3.02 Proceeds from Initial Public Offering. Borrower shall have closed the Initial Public Offering and shall have received net cash proceeds therefrom of not less than $20,000,000.00

                 3.03 Receipt of Organizational Documents. Bank shall have received from Borrower its Articles of Incorporation, its bylaws, and its Certificates and Agreements of Merger with Carrizo Production, Inc. and Encinitas Partners Ltd., certified as being true and correct by the secretary or an assistant secretary of Borrower.

                 3.04 Receipt of Certified Copy of Corporate Proceedings and Certificates of Incumbency. Bank shall have received from Borrower copies of all resolutions of its board of directors authorizing the transactions set forth in this Agreement, and the execution of this Agreement, the Note, and those of the Security Instruments to which it is a party, such copy or copies to be certified by the secretary or an assistant secretary as being true and correct and in full force and effect as of the date hereof. In addition, Bank shall have received from Borrower a certificate of incumbency signed by the secretary or an assistant secretary of Borrower setting forth (a) the names of the officers executing this Agreement, the Note, and those of the Security Instruments to which it is a party, (b) the office(s) to which such Persons have been elected and in which they presently serve and (c) an original specimen signature of each such person.

                 3.05 Receipt of Certificates of Authority and Certificates of Good Standing. Bank shall have received certificates, as of the most recent dates practicable, of the Secretary of State of the state in which Borrower is incorporated attesting to Borrower's existence, and of each state in which Borrower is qualified to do business as a foreign corporation attesting to such qualification, and from the department of revenue or taxation of each of the foregoing states, as to the good standing of Borrower;

                 3.06 UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower in the Offices of the Secretaries of State of the State of Texas and in the counties in which Borrowing Base Oil and Gas Properties are located, such search to be as of a date no more than ten (10) days prior to the date of the Closing.

                 3.07 Fees. Bank shall have contemporaneously received the fees required by Section 2.10.

                 3.08 Financial Statements. Bank shall have received the Financial Statements of Borrower as of June 30, 1997, showing financial information consistent with that previously provided to Bank.

                 3.09 Request for Advance. Bank shall have received from Borrower a Request for Advance.

                 3.10 Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Loans or advances with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loans or advances.

                 3.11 Legal Matters Satisfactory to Counsel to Bank. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for Bank.

                 3.12 No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of Borrower.

                 3.13 Status of Title. Bank shall have been satisfied that Borrower has Marketable Title to its Borrowing Base Properties, and that Borrower owns record title to an undivided net revenue interest in the production from each Oil and Gas Property that is a Borrowing Base Property that is not less than the net revenue interest therein attributed to Borrower in the Loan Documents, as amended from time to time, as well as an undivided working interest in each such Oil and Gas Property that is not greater than the working interest therein attributed to Borrower in the Loan Documents, as amended from time to time (unless there is a corresponding increase in the net revenue interest attributed to such party therein).

                 3.14 Security Instruments. As security for the payment of the Note and the performance of the Obligations of Borrower under this Agreement, Bank shall have received the Security Instruments, duly executed by Borrower.

                 3.15 Legal Fees. All legal fees and disbursements owed to Bank's special counsel who provided representation to the Bank in connection with this Agreement or any amendment hereto and in connection with the review of title to the Borrowing Base Oil and Gas Properties shall have been paid.

                 3.16 Documents Required for Subsequent Disbursements. As of the time of funding any additional advances to Borrower that are made in conjunction with the addition to the Borrowing Base Properties of Oil and Gas Properties, Cash, and/or Cash Equivalent, owned by Borrower, Borrower shall have duly delivered to Bank: (i) the Security Instruments that are necessary or appropriate, in the opinion of Bank, relating to such additional Borrowing Base Properties, (ii) Transfer Order Letters applicable to the production of oil and gas from any additional Oil and Gas Properties added to the Borrowing Base Properties, and (iii) possession of any such additional Borrowing Base Cash.

                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

                 To induce Bank to enter into this Agreement and to make the Loan hereunder, Borrower represents and warrants to Bank (which representations and warranties will survive the delivery of the Note) that:

                 4.01 Existence and Good Standing. Borrower is a corporation, duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary, other than those jurisdictions wherein the failure to so qualify does not have a material adverse effect on Borrower.

                 4.02 Due Authorization. As to Borrower, the execution and delivery by Borrower of this Agreement and the borrowings hereunder; the execution and delivery by Borrower of the Note and the Security Instruments; and the repayment by Borrower of Indebtedness evidenced by the Note and interest and fees provided in the Note and this Agreement are (a) within the corporate power of Borrower; (b) have been duly authorized by all necessary corporate action; and (c) do not and will not (i) require the consent of any regulatory authority, governmental body, or any other Person, (ii) violate any provision of law, the certificate of incorporation, the articles of incorporation, or the bylaws of Borrower, (iii) cause a default to occur under the terms and provisions of any indenture, instrument or other agreement to which Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of Borrower under any such indenture, instrument or other agreement, other than under any of the Security Instruments.

                 4.03 Valid and Binding Obligations. This Agreement, the Note, and the Security Instruments are the legal, valid and binding obligations of and enforceable against Borrower in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors' rights and judicial decisions interpreting any of the foregoing).

                 4.04 Completion of Merger. Borrower is the survivor and successor by merger to Carrizo Production, Inc. and Encinitas Partners Ltd., and the Existing Encinitas Agreement and all of the Loan Documents executed by Encinitas Partners Ltd., pursuant thereto, as hereby amended, are the legal, valid and binding obligations of and enforceable against Borrower in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws of general application effecting creditors' rights and judicial decisions interpreting any of the foregoing).

                 4.05 Title to Borrowing Base Properties. Borrower has Marketable Title to all of its Borrowing Base Properties, including those Borrowing Base Properties formerly owned by Encinitas.

                 4.06 Oil and Gas Leases. The Leases which constitute any part of the Borrowing Base Properties are in full force and effect, are valid, subsisting leases covering the entire estates to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases, overriding royalties, net profits or other production burdens have been duly paid or provided for; the obligations to be performed under the Leases have been duly performed; and Borrower is not aware of any default by any third party under any of the Leases with respect to such third party's obligations.

                 4.07 Interest in the Borrowing Base Oil and Gas Properties. With respect to each of the Borrowing Base Oil and Gas Properties, the ownership of Borrower in such property will, with respect to the wells, units and/or tracts of land described in Schedule 1.01(a) hereto in connection with such property, (i) entitle Borrower to receive (subject to the terms and provisions of this Agreement) a decimal share of the oil and gas produced from, or allocated to, such wells, units and/or tracts equal to not less than the decimal share set forth in Schedule 1.01(a) in connection with such wells, units and/or tracts, and (ii) cause Borrower to be obligated to bear a decimal share of the cost of exploration, development and operation of such wells, units and/or tracts of land not greater than the decimal share set forth in
Schedule 1.01(a) in connection with such wells, units and/or tracts, unless any increase in Borrower's share of costs is accompanied by a pro-rata increase in Borrower's share of revenue. Except as set forth in the instrument and agreements, if any, more particularly described in Schedule 1.01(a), all such shares of production which Borrower is entitled to receive, and shares of expenses which Borrower is obligated to bear, are not subject to change, except for changes attributable to future elections by Borrower not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements, and except for changes attributable to changes in participating areas under any federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable governmental authority.

                 4.08 Oil and Gas Contracts. Borrower is not obligated, by virtue of any prepayment under any contract providing for the sale by Borrower of hydrocarbons which contains a "take-or-pay" clause or under any similar prepayment agreement or arrangement, including, without limitation, "gas balancing agreements", to deliver a material amount of hydrocarbons produced from the Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90)
days). The Borrowing Base Oil and Gas Properties are not subject to any contractual, or other arrangement for the sale of crude oil which cannot be cancelled on ninety (90) days' (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. The Borrowing Base Oil and Gas Properties are not subject to any gas sales contract that contains any material terms which are not customary in the industry within the region in which the Borrowing Base Oil and Gas Properties affected thereby are located. The Borrowing Base Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

                 4.09 Producing Wells. All producing wells located on the Borrowing Base Oil and Gas Properties have been, during all times that such were under the direction or control of Borrower and, to the knowledge of Borrower, at all other times, drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Oil and Gas Properties or on Oil and Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Oil and Gas Properties.

                 4.10 Purchasers of Production. The persons who are purchasing Borrower's interests in oil and gas produced from the Borrowing Base Oil and Gas Properties as of the calendar month during which the Loans are made hereunder are identified on Schedule 4.10 attached hereto.

                 4.11 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to Bank hereunder are and will be complete and correct in all material respects; are and will be prepared in accordance with GAAP and practices consistently applied; and do and will fairly reflect the financial condition and the results of the operations of Borrower in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements); and no material adverse change has since occurred in the condition, financial or otherwise, of Borrower or its Subsidiaries (taken as a whole).

                 4.12 Liabilities, Litigation and Restrictions. Except as disclosed in the Financial Statements, Borrower has no liabilities, direct or contingent, which may materially and adversely affect its business or assets. Except as described on Schedule 4.12, there is no litigation or other action of any nature pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the knowledge of Borrower, threatened against or affecting Borrower, or any of its Subsidiaries, which might reasonably be expected to result in any material, adverse change in the business or assets of Borrower or its Subsidiaries (taken as a whole). No unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material properties of Borrower other than such as relate generally to Persons engaged in the business activities conducted by Borrower.

                 4.13 Margin Stock. None of the proceeds of the Loans will be used for the purpose of buying or carrying margin stock.

                 4.14 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by Borrower of this Agreement, the Note, and the Security Instruments to which it is a party or any instrument contemplated hereby, the repayment by Borrower of advances against the Note and interest and fees provided in the Note and this Agreement, or the performance by Borrower of its obligations under any of the foregoing.

                 4.15 Compliance with Laws, Rules, Regulations and Orders. To the best of the knowledge and belief of Borrower, neither the business nor any of the activities of Borrower, as presently conducted, violates any law or any rule, regulation or directive of any applicable judicial, administrative or other governmental instrumentality (including, but not by way of limitation, any law or any rule, regulation or directive of any judicial, administrative or other governmental instrumentality relating to zoning, to any Environmental Law, to the stabilization of wages or prices or to the development, production, transportation or purchase or sale of oil, gas or other hydrocarbons) the result of which violation would have a material adverse effect on Borrower or its Subsidiaries (taken as a whole), and Borrower possesses all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and Borrower has no reason to believe that it will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

                 4.16 Proper Filing of Tax Returns and Payment of Taxes Due. Borrower has duly and properly filed all United States Income Tax returns and all other tax returns which are required to be filed, and has paid all taxes due pursuant to said returns or pursuant to any assessment received, except such taxes, if any, as are being contested in good faith and as to which adequate provisions and disclosures have been made; and the respective charges and reserves on the books of Borrower with respect to any taxes or other governmental charges are adequate.

                 4.17 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-employer plan; Borrower and each ERISA Affiliate have met their minimum funding requirements under

ERISA with respect to all of their plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the plan under Title IV of ERISA; and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                 4.18 Investment Company Act Compliance. Borrower is not, nor is it directly or indirectly controlled by or acting on behalf of any person or entity which is, an investment company or an "affiliated person" of an investment company within the meaning of the Investment Borrower Act of 1940.

                 4.19 Public Utility Holding Company Act Compliance. Borrower is not a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 4.20 Environmental Laws. To the best of the knowledge and belief of Borrower:

                 (a) no property of Borrower is currently on, or has ever been on, any federal or state list of superfund sites as listed on the Environmental Protection Agency National Priority List or any comparable state registries or list in any state of the United States (collectively "Superfund Sites");

                 (b) no Hazardous Substances have in the past been generated, transported, and or disposed of, by Borrower at any Superfund Site;

                 (c) except in accordance with a valid permit, license, certificate or approval of the relevant regulatory authority or governmental body, there has been no emission, spill, release, disposal or discharge of any Hazardous Substance into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any property of Borrower; and

                 (d) no complaint, order, directive, claim, citation, notice of environmental report, notice of investigation or other notice by any regulatory authority or governmental body or any other Person with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any property of Borrower, (iii) solid or liquid waste disposal, (iv) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (v) other environmental, health or safety matters affecting any property of Borrower, any improvements located thereon, or the business thereon conducted, has been received by Borrower, nor has Borrower been given oral or written notice thereof;

provided, however, that the representations and warranties set forth in subparagraphs (c) and (d) above shall apply only to events and conditions which either resulted in (i) a continuing lien or encumbrance on the property of Borrower or (ii) otherwise materially affect Borrower's use or operation of its property or Borrower's ability to repay the Indebtedness evidenced by the Note.

                       ARTICLE V.  AFFIRMATIVE COVENANTS

                 Borrower covenants, so long as any Indebtedness of Borrower to Bank remains unpaid under this Agreement or Bank remains obligated to make advances hereunder, to:

                 5.01 Use of Funds. Use the proceeds advanced under the Loan to acquire Oil and Gas Properties, conduct developmental drilling, and use as working capital for other ordinary business activities of Borrower, and furnish Bank such evidence as it may reasonably require with respect to such use.

                 5.02 Maintenance and Access to Records. Keep adequate records in accordance with good accounting practices, of all of Borrower's transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at Bank's reasonable request, make all financial records and records relating to the Borrowing Base Properties available for Bank's inspection and permit Bank to make and take away copies thereof for Bank's internal use only and subject to such confidentiality agreements as Borrower may reasonably require.

                 5.03 Quarterly Unaudited Financial Statements of Borrower. Deliver to Bank, on or before the forty-fifth (45th) day after the end of each of the first three calendar quarters of each fiscal year, unaudited Financial Statements of Borrower as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the president or chief financial officer of Borrower as being true and correct, subject to changes resulting from year-end audit adjustments.

                 5.04 Annual Audited Financial Statements of Borrower. Deliver to Bank, on or before the one hundred and twentieth (120th) day after the close of each fiscal year of Borrower, a copy of the annual audited Financial Statements of Borrower.

                 5.05 Compliance Certificate. Deliver to Bank a Compliance Certificate: (a) at the time of Borrower's execution of this Agreement, and (b) at the time of delivery of each of the Financial Statements pursuant to Sections 5.03 and 5.04 above.

                 5.06 Monthly Borrowing Base Certificate. Deliver to Bank on or before the 15th day of each month, during any period when Borrowing Base Cash is included in the Borrowing Base Properties, a Monthly Borrowing Base Certificate evidencing Borrower's calculation of the Borrowing Base according to the parameters described in Section 2.10, effective as of the first day of such month.

                 5.07 Statement of Material Adverse Change in Condition. Deliver to Bank, promptly upon any officer of the Borrower having knowledge of any material adverse change in the condition, financial or otherwise, of Borrower or its Subsidiaries (or any event or circumstance that would result in any such material adverse change in condition including, but not limited to, litigation and changes in business), a statement of the president or vice president of Borrower, setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by Borrower or the applicable Subsidiary with respect to such change in condition or event or circumstance.

                 5.08 Additional Information. Furnish to Bank, promptly upon Bank's reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of Borrower, in its possession or to which it has access, including, without limitation, information concerning the Borrowing Base Properties.

                 5.09 Compliance with Laws and Payment of Assessments and Charges. Comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent, its share of all costs and expenses incurred under any joint operating agreement, and other obligations which, if unpaid, might become a lien against its property, except any of the foregoing being contested in good faith and as to which satisfactory accruals have been provided and unless failure to comply or pay would not have a material adverse effect on the assets of Borrower and its Subsidiaries (taken as a whole).

                 5.10      Maintenance of Existence and Good Standing.
Maintain Borrower's corporate existence and good standing in the jurisdiction of its incorporation, and in all jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on Borrower.

                 5.11 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, and upon notice, immediately execute and deliver to Bank, all such other and further instruments as may be reasonably required or desired by Bank from time to time in compliance with the covenants and agreements made in this Agreement.

                 5.12 Initial Expenses of Bank. Pay all fees and expenses of special legal counsel for Bank, incurred in connection with the negotiation and preparation of this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

                 5.13 Subsequent Expenses of Bank. Upon request, promptly reimburse Bank for all reasonable amounts expended, advanced or incurred by Bank to collect the Note or to enforce the rights of Bank under this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to Borrower by Bank and which amounts will include, but not be limited to, (a) all court costs, (b) attorneys' fees, (c) fees of auditors and accountants, (d) investigation expenses, (e) internal fees of Bank's in-house legal counsel, (f) fees and expenses incurred in connection with Bank's participation as a member of the creditors' committee in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction, (g) fees and expenses incurred in connection with lifting the automatic stay prescribed in Sections 362 Title 11 of the United States Code, and (h) fees and expenses incurred in connection with any action pursuant to Sections 1129 Title 11 of the United States Code, incurred by Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty-five (365) or three hundred sixty-six
(366) days, on each such amount from the date of notification to Borrower that the same was expended, advanced or incurred by Bank until the date it is repaid to Bank, with the obligations under this Section 5.13, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction and being binding upon Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

                 5.14 Maintenance of Tangible Property. Maintain all of Borrower's tangible property in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a material adverse effect on Borrower and its Subsidiaries (taken as a whole) or the value of the Borrowing Base Oil and Gas Properties.

                 5.15 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of Borrower against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry, in an amount and form, and underwritten by an insurer or insurers, as are acceptable to Bank in its sole discretion, and furnish to Bank, at the execution of this Agreement and annually thereafter, certificates evidencing such insurance.

                 5.16      Inspection of Tangible Assets/Right of Audit.
Permit (or cause to be permitted) any authorized representative of Bank, to visit and inspect (at the risk of Bank and/or such representative) any tangible asset of Borrower, and/or to audit the books and records of Borrower during normal business hours.

                 5.17 Payment of Note and Performance of Obligations. As to Borrower, pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the obligations provided to be performed and discharged hereunder.

                 5.18 ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and promptly after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any plan, Borrower will deliver to Bank a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or plan termination and the action Borrower proposes to take with respect thereto.

                 5.19 Tangible Net Worth Requirement. Borrower shall maintain a total Tangible Net Worth of not less than the greater of: (a) $20,000,000.00, or (b) the Tangible Net Worth of Borrower at the closing of the Initial Public Offering, less $3,000,000.00; increasing by: (x) fifty percent (50%) of net income (excluding losses) of Borrower subsequent to September 30, 1997, and (y) one hundred percent (100%) of any increases in shareholders' equity resulting from the sale or issuance of stock in Borrower subsequent to September 30, 1997.

                 5.20 Cash Flow to Debt Service Ratio. Borrower will maintain (calculated in accordance with GAAP) a ratio of quarterly Cash Flow to quarterly Debt Service of not less than 1.25 to 1.0. For the purposes of calculating this ratio:

                 (a) "Cash Flow" shall be defined as the sum of net income plus depreciation and other non-cash charges less non-cash income of Borrower, and

                 (b) "Debt Service" shall be defined as the sum of (i) actual principal amounts paid by Borrower during such quarter on Indebtedness other than in connection with this Loan; and (ii) principal amounts required to be paid by Borrower during such quarter in connection with this Loan.

                 5.21 Compliance with Environmental Laws. Comply in all material respects with any and all requirements of law, including, without limitation, Environmental Laws, (a) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Borrowing Base Oil and Gas Properties or any other property of Borrower, or (b) required for the performance or conduct of its operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of Borrower while such Persons are acting within the scope of their relationship with Borrower, to so comply with, all requirements of law, including, without limitation, Environmental Laws, and other requirements with respect to the property of Borrower and the operation thereof necessary or appropriate to enable Borrower to fulfill its obligations under all requirements of law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

                 5.22 Hazardous Substances Indemnification. Indemnify and hold Bank harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, out of (a) the presence of any Hazardous Substances on, under or from its property, whether prior to or during the term hereof, or (b) any activity carried on or undertaken on or off its property, whether prior to or during the term hereof, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third Persons at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such property; with the foregoing indemnity further applying to any residual contamination on or under the property of Borrower, or any property of any other Person, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law, including, without limitation, Environmental Laws, and surviving satisfaction of all Indebtedness of Borrower to Bank and the termination of this Agreement, provided, further, that the claims and other actions of any kind against Bank which give rise to such indemnity are not barred by the applicable statute of limitations at the time such claims or actions are instituted and such indemnity shall not extend to any act or omission by Bank or any Affiliate of Bank or any of Bank's employees or agents with respect to the relevant property subsequent to Bank becoming the owner of, taking possession of to the exclusion of Borrower or assuming operations of any property previously owned by Borrower and with respect to which property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto, taking possession thereof or assumption of operations thereon by Bank or any Affiliate of Bank or any of Bank's employees or agents. Notwithstanding anything herein to the contrary, the provisions of this Section 5.22 shall survive any termination of this Agreement and shall survive the payment and performance in full of all Obligations owed by Borrower to Bank.

                 5.23 Changes in Management. Notify Bank of any change in the senior management of Borrower existing as of the date hereof.

                 5.24 Operating Accounts. Maintain all principal operating accounts of Borrower with Bank.

                        ARTICLE VI.  NEGATIVE COVENANTS

                 Without the prior written consent of Bank and so long as any part of the principal or interest on the Note shall remain unpaid or Bank remains obligated to make advances hereunder, Borrower and its Subsidiaries will not:

                 6.01 Other Indebtedness. Incur, create, assume or suffer to exist any Indebtedness, whether by way of loan or the issuance or sale of securities except (a) Loans hereunder, (b) loans by Bank under other credit arrangements, (c) Indebtedness owed to Bank by any Affiliates of Borrower, and
(d) unsecured accounts payable incurred in the ordinary course of business which are not overdue or if overdue, are acceptable to Bank and are being contested in good faith by appropriate proceedings.

                 6.02 Guaranty of Payment or Performance. Guaranty any contract or obligation of any Person, except for any Indebtedness owed to Bank by any Affiliates of Borrower, and except that the foregoing restriction shall not apply to endorsements of instruments for collection in the ordinary course of business.

                 6.03 Loans, Advances or Investments. Make or agree to make or allow to remain outstanding any loans or advances to, or Investments in, or purchase or otherwise acquire all or substantially all of the assets of, or any shares of stock or similar interest in, any Person, including Affiliates of Borrower, in amounts which exceed $100,000 in the aggregate, except advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and ownership of the stock of Borrower's Subsidiaries.

                 6.04 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except that the foregoing restrictions shall not apply to any matters that would constitute or result in Permitted Encumbrances.

                 6.05 Nature of Business. Permit any material change to be made in the character of its business as conducted as of the date hereof, or permit any Subsidiary to permit any material change to be made in the character of such Subsidiary's business as conducted as of the date hereof.

                 6.06 Sales of Assets. Sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any part of its assets, if such transfer is material to Borrower's operations, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back such assets or any part thereof which are intended to be used for substantially the same purpose or purposes as the assets sold or transferred; provided, however, that Bank will consent to sales of assets representing not more than ten percent (10%) of the net present value, as calculated by Bank in its sole discretion, of the Oil and Gas Properties that are included in the Borrowing Base Properties at any time, subject to a contemporaneous reduction in the Borrowing Base, in an amount determined by Bank in its sole discretion, as the result of the removal of such Oil and Gas Properties from the Borrowing Base Properties, and if a Loan Excess would result from such reduction in the Borrowing Base, such Loan Excess shall be repaid contemporaneously with the consummation of such sale.

                 6.07 Dividends and Distributions. Declare or pay any dividend from Borrower or make any distribution on, or purchase, redeem or otherwise acquire for value, any interest in Borrower or its Subsidiaries.

                 6.08 Payment of Accounts Payable. Allow any account payable to remain unpaid after its due date, except such as are overdue that are acceptable to Bank, are being contested in good faith, and as to which adequate provision or accrual has been made.

                 6.09 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal thereof.

                 6.10 Changes in Business Structure. Consolidate or merge with, or purchase (for cash or securities) all or substantially all of the assets or all or any part of the capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into Borrower, nor shall Borrower dissolve or liquidate.

                 6.11 Transactions with Affiliates. Enter into any transaction between or among Borrower and/or any Subsidiaries with any Affiliate on terms that are less favorable than could be obtained in an arms-length transaction with a Person that is not an Affiliate.

                 6.12 Hedging Transactions. Enter into any Hedging Transactions other than Permitted Hedging Transactions.

                        ARTICLE VII.  EVENTS OF DEFAULT

                 7.01 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

                 (a) Default shall be made by Borrower in the payment of any installment of principal on the Note,


                 (b) Default shall be made by Borrower in the payment of any installment of interest on the Note, or any fees or other monetary obligation payable hereunder, and such default shall remain unremedied in excess of three (3) days after notice being given by Bank,

                 (c) Default shall be made by Borrower in the due observance or performance of any affirmative covenant required in this Agreement, the Note, or any Security Instrument, and such default shall remain unremedied for in excess of thirty (30) days after the earlier of: (i) such default becoming known to Borrower, or (ii) notice being given by Bank.

                 (d) Default shall be made by Borrower in the due observance or performance of any negative covenant required in this Agreement, the Note, or any Security Instruments.

                 (e) Any representation or warranty herein made by Borrower proves to have been untrue in any material respect, or any representation, statement (including Financial Statements), certificate or data furnished or made by Borrower to Bank in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                 (f) Default shall be made by Borrower (as principal or guarantor or other surety) in payment or performance of any bond, debenture, note or other evidence of Indebtedness for borrowed money, or any other credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing in excess of $25,000 in the aggregate; and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, with the effect of accelerating the maturity of any such Indebtedness;

                 (g) Borrower applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction;

                 (h) An order, judgment or decree shall be entered against Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within ten
         (10) days of its entry;

                 (i) Borrower has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof.

                 7.02 Rights Upon Default. Upon the happening of an Event of Default specified in Subsections 7.01 (g) or (h), the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable, and upon the happening and continuation of any other Event of Default, Bank may declare the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by Borrower.

                 Upon the happening and continuation of any Event of Default, all obligations (if any) of Bank hereunder shall immediately cease and terminate unless and until Bank shall reinstate the same in writing.

                          ARTICLE VIII.  MISCELLANEOUS

                 8.01 Security Interests in Deposits and Right of Offset or Banker's Lien. Borrower hereby transfers, assigns and pledges to Bank and/or grants to Bank a security interest (as security for the payment and/or performance of the obligations of Borrower under this Agreement and the Note, with such interest of Bank to be retransferred, reassigned and/or released by Bank at the expense of Borrower upon payment in full and/or complete performance by Borrower of all such obligations) and the right, exercisable at such time as any obligation hereunder shall mature, whether by acceleration of maturity or otherwise of offset or banker's lien against all funds or other property of Borrower now or hereafter or from time to time on deposit with or in the possession of Bank, including, without limitation, all certificates of deposit and other depository accounts.

                 8.02 Survival of Representations, Warranties and Covenants. All representations and warranties of Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Note, or any renewal or extension of this Agreement or the Note, or Bank remains obligated to make advances hereunder.

                 8.03 Notices and Other Communications. Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, telex, telegram or hand):

                 (a) If to Bank:

                 COMPASS BANK
                 24 Greenway Plaza, Suite 1401
                 Houston, Texas 77046
                 Attention: Energy Lending
                 Fax:  (713) 968-8292

                 (b) If to Borrower:

                 CARRIZO OIL & GAS, INC.
                 14811 St. Mary's Lane, Suite 148
                 Houston, Texas 77079
                 Attention:  Frank A. Wojtek
                 Fax:  (281) 496-1251

                 Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

                 8.04 Parties in Interest. All covenants and agreements herein contained by or on behalf of Borrower shall be binding upon Borrower and its successors and assigns and inure to the benefit of Bank and its successors and assigns.

                 8.05 Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Note.

                 8.06 No Waiver by Bank. No course of dealing on the part of Bank, its officers or employees, nor any failure or delay by Bank with respect to exercising any of its rights, powers or privileges under this Agreement, the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note shall operate as a waiver thereof. The rights and remedies of Bank under this Agreement, the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. In the event that Borrower is unable to satisfy any covenant, warranty or condition herein, no advance of loan proceeds by Bank shall have the effect of precluding Bank from thereafter declaring any such continuing inability to be an Event of Default as hereinabove provided.

                 8.07 INDEMNIFICATION. BORROWER HEREBY RELEASES AND AGREES TO INDEMNIFY AND HOLD BANK AND ITS OFFICERS, EMPLOYEES, DIRECTORS, AGENTS AND ATTORNEYS (COLLECTIVELY THE "BANK PARTIES") HARMLESS, FROM AND AGAINST ALL CLAIMS, DAMAGES, LIABILITIES AND EXPENSES, KNOWN OR UNKNOWN, ACCRUED AND UNACCRUED, INCLUDING ANY OF THE FOREGOING ALLEGED TO HAVE RESULTED FROM NEGLIGENCE OF ANY OF THE BANK PARTIES, UNLESS ATTRIBUTABLE TO BANK PARTIES' OWN GROSS NEGLIGENCE OR WILFUL MISCONDUCT, THAT MAY NOW OR HEREAFTER BE ASSERTED AGAINST ANY OF BANK PARTIES IN CONNECTION WITH OR ARISING OUT OF ANY INVESTIGATION, LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                 8.08 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                 8.09 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

                 8.10 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Note, the Security Instruments or in any other instrument referred to herein or executed in connection with the Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

                 8.11 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of Bank and Borrower and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that Bank will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such provisions may be freely waived in whole or in part by Bank at any time if in its sole discretion it deems it advisable to do so.

                 8.12 Amendments or Modifications of this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 8.13 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

                 8.14 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

                 8.15 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE AND THE SECURITY INSTRUMENTS, CONSTRUED TOGETHER WITH THE REVOLVING CREDIT AGREEMENT AND ALL INSTRUMENTS EXECUTED PURSUANT THERETO, REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                 8.16 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note, the provisions of this Agreement shall control.

                 8.17 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in immediately available funds; shall be deemed received by Bank on the next Business Day following receipt if such receipt is after 3:00 p.m., on any Business Day, and shall be made at the principal banking quarters of Bank.

                 8.18 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.

                 8.19 Amended, Restated and Combined Agreement. This Agreement amends, restates and combines the Existing Carrizo Loan Agreement and the Existing Encinitas Loan Agreement, as each has been heretofore amended.
All Security Instruments previously executed pursuant to both the Existing Carrizo Loan Agreement, as amended, and the Existing Encinitas Loan Agreement, as amended, shall continue to secure all indebtedness and obligations evidenced by and/or arising under this Agreement, the Note, and the other Loan Documents executed pursuant hereto. Upon the Closing, the Guarantors, as defined in the Existing Carrizo Loan Agreement, shall thereupon be released from their respective guarantees, the security agreements that they have heretofore executed securing such guarantees and the Indebtedness of Borrower to the Bank shall be terminated, and all collateral in the possession of the Bank pursuant to each such security agreement shall be returned to the respective Guarantor who delivered such collateral to the Bank. Upon the Closing, the Guarantor, as defined in the Existing Encinitas Loan Agreement, shall also thereupon be released from its guaranty.

                 IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                        BORROWER:

                                        CARRIZO OIL & GAS, INC.


                                        By: /s/ Frank A. Wojtek
                                            ------------------------
                                            Frank A. Wojtek
                                            Vice President and Chief
                                            Financial Officer

                                        BANK:

                                        COMPASS BANK


                                        By:/s/ Kathleen J. Bowen
                                           ------------------------
                                           Kathleen J. Bowen
                                           Vice President

                                SCHEDULE 1.01(a)

                     Borrowing Base Oil and Gas Properties

This Schedule 1.01(a) sets forth the description of the initial Borrowing Base Oil and Gas Properties covered by the Agreement to which this Schedule 1.01(a) is attached. All of the terms defined in the Agreement are used in this
Schedule 1.01(a) with the same meanings given therein.

The Borrowing Base Oil and Gas Properties include:

         (a) All of Borrower's right, title and interest in and to the oil, gas and mineral leases described herein and/or lands described in and subject to such oil, gas and mineral leases (regardless, as to such leases and/or lands, of any surface acreage and/or depth limitations set forth in any description of any of such oil, gas and mineral leases), and all of Borrower's right, title and interest in and to any of the oil, gas and minerals in, on or under the lands, if any, described on this Schedule 1.01(a), including, without limitation, all contractual rights, fee interests, leasehold interests, overriding royalty interests, non-participating royalty interests, mineral interests, production payments, net profits interests, or any other interest measured by or payable out of production of oil, gas or other minerals from the oil, gas and mineral leases and/or lands described herein; and

         (b) All of the foregoing interests of Borrower as such interests may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances together with Borrower's interests in, to and under or derived from all renewals and extensions of any oil, gas and mineral leases described herein, it being specifically intended hereby that any new oil and gas lease (i) in which an interest is acquired by Borrower after the termination or expiration of any oil and gas lease, the interests of Borrower in, to and under or derived from which are subject to the lien and security interest hereof, and (ii) that covers all or any part of the property described in and covered by such terminated or expired leases, shall, to the extent, and only to the extent such new oil and gas lease may cover such property, be considered a renewal or extension of such terminated or expired lease; and

         (c) All right, title and interest of Borrower in, to and under or derived from any operating, farmout, and bidding

                                 Page 1.01(a)-1
agreements, assignments and subleases, whether or not described in this
Schedule 1.01(a), to the extent, and only to the extent, that such agreements, assignments and subleases (i) cover or include any of Borrower's present right, title and interest in and to the leases and/or lands described in this Schedule 1.01(a), or (ii) cover or include any other undivided interests now or hereafter held by Borrower in, to and under the described leases and/or lands, including, without limitation, any future operating, farmout and bidding agreements, assignments, subleases and pooling, unitization and communitization agreements and the units created thereby (including, without limitation all units formed under orders, regulations, rules or other official acts of any governmental body or agency having jurisdiction) to the extent and only to the extent that such agreements, assignments, subleases, or units cover or include the described leases and/or lands; and

         (d) All right, title, and interest of Borrower in, to and under or derived from all presently existing and future advance payment agreements, oil, casinghead gas and gas sales, exchange, and processing contracts and agreements including, without limitation, those contracts and agreements that are described on this Schedule 1.01(a) to the extent, and only to the extent, those contracts and agreements cover or include the described leases and/or lands herein; and

         (e) All right, title and interest of Borrower in, to and under or derived from all existing and future permits, licenses, easements and similar rights and privileges that relate to or are appurtenant to any of the described leases and/or lands.

                Notwithstanding the intention of this Agreement to cover all of the right, title and interest of Borrower in and to the described leases and/or lands, Borrower hereby specifically warrants and represents that the interests covered by this Schedule 1.01(a) are not greater than the working interest nor less than the net revenue interest, overriding royalty interest, net profit interest, production payment interest or other interest payable out of or measured by production set forth in connection with each oil and gas well described in this Schedule 1.01(a). In the event Borrower owns any other or greater interest, such additional interest shall also be covered by and included in this Agreement. The designation "Working Interest" or "W.I." means an interest owned in an oil, gas, and mineral lease that determines the cost bearing percentage of the owner of such interest. The designation "Net Revenue Interest" or "NRI" means net revenue interest, or that

                                 Page 1.01(a)-2
portion of the production attributable to the owner of a working interest after deduction for all royalty burdens, overriding royalty burdens, or other burdens on production, except severance, production, windfall profits and other similar taxes. The designation "Overriding Royalty Interest" or "ORRI" means an interest in production which is free of any obligation for the expense of exploration, development and production, bearing only its pro rata share of severance, production, windfall profits and other similar taxes.


                                 Page 1.01(a)-3

                              PROPERTY DESCRIPTION

                                  Ranier Field
                              Starr County, Texas
                                 Subject Leases
                                 --------------

Lessor                                                  Lessee                   Lease Date         Book/Page
------                                                  ------                   ----------         ---------
Bradley Nominee Corporation                      Edge Joint Venture II            03/22/96          754/772*

La Brisa Ranch Partnership, et al.               Edge Joint Venture II            12/12/96          755/204*

Texas Commerce Bank, N.A., Trustee               Edge Joint Venture II            03/21/96          754/762*

M.M. Garcia Land Trust                           Edge Joint Venture II            04/10/96          754/768*

*  Recording data of the Memorandum of Oil and Gas Lease.


                                 Subject Wells
                                 -------------

===================================================================================================
                                                                     Working           Net Revenue
                                      Wells                         Interest             Interest
---------------------------------------------------------------------------------------------------
                           La Brisa Ranch #1A (Ranier)               .50000             .37600
===================================================================================================


                                 Page 1.01(a)-4

                               McKinley Prospect
                              Starr County, Texas
                                 Subject Leases
                                 --------------

Lessor                                                  Lessee                   Lease Date         Book/Page
------                                                  ------                   ----------         ---------
La Brisa Ranch Partnership, et al.               Edge Joint Venture II            02/12/96          755/201*

Bradley Nominee Corporation                      Edge Joint Venture II            03/22/96          754/775*

M.M. Garcia Land Trust                           Edge Joint Venture II            04/03/96          754/765*

Texas Commerce Bank, N.A., Trustee               Edge Joint Venture II            03/21/96          754/760*

Rodgers, Martin L.                                 Thomas W. Schleier             03/19/96           754/796

The Batterton Family Trust                         Thomas W. Schleier             03/18/96           754/785

Hix, Billye L.                                     Thomas W. Schleier             03/19/96           754/793

Estate of Merium Vessels Merell                    Thomas W. Schleier             03/10/96           754/790

National Audubon Society                           Thomas W. Schleier             04/03/96           754/788

Paredes, Jr., Lorenzo                              Thomas W. Schleier             03/10/96           754/782

*  Recording data of the Memorandum of Oil and Gas Lease.


                                 Subject Wells
                                 -------------

===================================================================================================
                                                                     Working            Net Revenue
                                      Wells                         Interest             Interest
---------------------------------------------------------------------------------------------------
                      La Brisa Land & Cattle #1 (McKinley)          .37500               .28225
===================================================================================================


                                 Page 1.01(a)-5

                                Wheeler Prospect
                              Starr County, Texas
                                 Subject Leases
                                 --------------

Lessor                                                  Lessee                   Lease Date         Book/Page
------                                                  ------                   ----------         ---------
La Brisa Ranch Partnership, et al.               Edge Joint Venture II            05/21/96          765/411*

Bradley Nominee Corporation                      Edge Joint Venture II            05/21/96          765/421*

M.M. Garcia Land Trust                           Edge Joint Venture II            07/09/96          765/415*

Texas Commerce Bank, N.A., Trustee               Edge Joint Venture II            05/21/96          765/418*

NOTE: The Wheeler Prospect leases are limited in depth to sub-surface depths below 4,600'.

*  Recording data of the Memorandum of Oil and Gas Lease.


                                 Subject Wells
                                 -------------

===================================================================================================
                                                                     Working            Net Revenue
                                      Wells                         Interest             Interest
---------------------------------------------------------------------------------------------------
                    La Brisa Ranch #1 Belco (Wheeler) - 5590'       .25000              .18050
---------------------------------------------------------------------------------------------------
                    La Brisa Ranch #1 Belco (Wheeler) - 5500'       .25000              .18050
===================================================================================================



                                 Page 1.01(a)-6

                             Eiger/Shasta Prospect
                              Starr County, Texas
                                 Subject Leases
                                 --------------

Lessor                                                  Lessee                   Lease Date         Book/Page
------                                                  ------                   ----------         ---------
Donald D. Cameron, Jr. Individually                Thomas W. Schleier             03/07/96           754/777
and as Independent Executor of
the Estate of Evelyn Frances Cameron, Deceased,
and as Independent Trustee of
the Testamentary Trust under Will of
Donald D. Cameron, Deceased

The State of Texas,                                Thomas W. Schleier             11/17/95           744/121
by Paul E. Cameron, et al.

Cameron, Donald D., Jr., Exec.                     Thomas W. Schleier             03/07/96           754/777

State of Texas                                     Thomas W. Schleier             11/17/95           1360/5
(Relinquishment Act Lease No. M-97044)

*  Recording data of the Memorandum of Oil and Gas Lease.


                                 Subject Wells
                                 -------------

===================================================================================================
                                                                     Working            Net Revenue
                                      Wells                         Interest             Interest
---------------------------------------------------------------------------------------------------
                           Evelyn Cameron State No. 1               .50000              .38100
---------------------------------------------------------------------------------------------------
                           Evelyn Cameron State No. 2               .50000              .38100
---------------------------------------------------------------------------------------------------
                           Evelyn Cameron State No. 3               .50000              .38100
---------------------------------------------------------------------------------------------------
                           Evelyn Cameron State No. 5               .50000              .38100
===================================================================================================


                                 Page 1.01(a)-7

                             Encinitas/Kelsey Field
                              Brooks County, Texas
                              --------------------

SUBJECT LEASES:

1. Oil and Gas Mining Lease dated May 15, 1934, from Allen Land & Cattle Company to The Texas Company, recorded in Volume 5, Page 332 of the real property records of Brooks County, Texas.

2. Oil, Gas and Mineral Lease dated May 2, 1958, from Gloria Garcia Lopez, et vir., to The Texas Company, recorded in Volume 49, Page 203 of the real property records of Brooks County, Texas effective January 1, 1995.

===============================================================================================================
                                                                                 Working            Net Revenue
                                                                                Interest             Interest
---------------------------------------------------------------------------------------------------------------
  Interest in the Subject Leases and Existing Zones in Existing Wells (as       .50000000            .43000000
  described in Assignment 1, below)
---------------------------------------------------------------------------------------------------------------
  Existing Wells identified below for which recompletions are undertaken to     .40000000            .33400000
  perforate intervals after July 1, 1994 in zones or intervals above or below existing intervals in the wellbores of the Existing Wells (as described in
  Assignment 2, below) - Before Payout
---------------------------------------------------------------------------------------------------------------
  Existing Wells identified for which recompletions are undertaken to           .29000000            .24215000
  perforate intervals after July 1, 1994 in zones or intervals above or below existing intervals in the wellbores of the Existing Wells (as described in
  Assignment 2, below) - After Payout
---------------------------------------------------------------------------------------------------------------
  New Wells; Sidetracks and Deepening of Existing Wells (as described in the    .27500000            .22742500
  Assignment 3, below)
---------------------------------------------------------------------------------------------------------------
  Existing Wellbores; 320-Acre Operating Area (as described in Assignment 4,    .36055150            .31007420
  below)
===============================================================================================================


                                 Page 1.01(a)-8

                                     Wells

       Field                                                 Lease and Well
       -----                                                 --------------
     Encinitas                                          McGill Bros. NCT-1 #19
     Encinitas                                          McGill Bros. NCT-1 #21
     Encinitas                                          McGill Bros. NCT-1 #23
     Encinitas                                          McGill Bros. NCT-1 #25
     Encinitas                                          McGill Bros. NCT-1 #25
     Encinitas                                          McGill Bros. NCT-1 #27
     Encinitas                                          McGill Bros. NCT-1 #28
     Encinitas                                          McGill Bros. NCT-1 #33
     Encinitas                                          McGill Bros. NCT-1 #34
     Encinitas                                          McGill Bros. NCT-1 #35
     Encinitas                                          McGill Bros. NCT-1 #47F
     Encinitas                                          McGill Bros. NCT-1 #47H
     Encinitas                                          G.G. Lopez #1
     Encinitas                                          G.G. Lopez #2U
     Encinitas                                          G.G. Lopez #2L
     Encinitas                                          G.G. Lopez #4
     Encinitas                                          McGill Bros. O/A #1U
     Encinitas                                          McGill Bros. O/A #1L
     Encinitas                                          McGill Bros. O/A #2D
     Encinitas                                          McGill Bros. O/A #2F
     Encinitas                                          McGill Bros. O/A #3U
     Encinitas                                          McGill Bros. O/A #3L
      Kelsey                                            McGill Bros. NCT-1 #2
      Kelsey                                            McGill Bros. NCT-1 #3
      Kelsey                                            McGill Bros. NCT-1 #38F
      Kelsey                                            McGill Bros. NCT-1 #38H
      Kelsey                                            McGill Bros. NCT-1 #39F
      Kelsey                                            McGill Bros. NCT-1 #39H
      Kelsey                                            McGill Bros. NCT-1 #39J
      Kelsey                                            McGill Bros. NCT-1 #45
      Kelsey                                            McGill Bros. NCT-1 #50
      Kelsey                                            McGill Bros. NCT-1 #51
      Kelsey                                            McGill Bros. NCT-1 #52
      Kelsey                                            McGill Bros. NCT-1 #53F
      Kelsey                                            McGill Bros. NCT-1 #53H
      Kelsey                                            McGill Bros. NCT-1 #56
      Kelsey                                            McGill Bros. NCT-1 #57D
      Kelsey                                            McGill Bros. NCT-1 #56
      Kelsey                                            McGill Bros. NCT-1 #59
      Kelsey                                            McGill Bros. NCT-1 #60
      Kelsey                                            McGill Bros. NCT-1 #62
      Kelsey                                            McGill Bros. NCT-1 #63


                                 Page 1.01(a)-9

      Kelsey                                            McGill Bros. NCT-1 #64
      Kelsey                                            McGill Bros. NCT-1 #65
      Kelsey                                            McGill Bros. NCT-1 #65
      Kelsey                                            McGill Bros. NCT-1 #68
      Kelsey                                            McGill Bros. NCT-1 #73
      Kelsey                                            McGill Bros. NCT-1 #74
      Kelsey                                            McGill Bros. NCT-1 #75
      Kelsey                                            McGill Bros. NCT-1 #77
      Kelsey                                            McGill Bros. NCT-1 #78

Permitted Encumbrances

1. Pooling Agreement between Humble Oil & Refining Company and Texaco Inc. et al., filed for record on September 9, 1960 and recorded in Volume 54, Page 133 of the Records of Brooks County, Texas.

2. Operating Agreement, dated September 9, 1960 and any and all amendments thereto, between Texaco Inc. and Humble Oil & Refining Company.

3. Gas Unit Designation, dated December 8, 1960, executed by Texaco Inc. and Humble Oil & Refining Company, recorded in Volume 54, Page 452 of the Records of Brooks County, Texas.

4. Operating Agreement dated July 1, 1994, and any and all amendments thereto by and among Texaco Exploration and Production Inc. and Edge Joint Venture II, a Texas general partnership and Carrizo Oil & Gas, Inc., a Texas corporation.

5. Letter Agreement dated December 6, 1994 between Edge joint Venture II and Carrizo Production, Inc. pertaining to the Subject Leases.

6. Purchase and Exploration Agreement dated December 21, 1994, effective July 1, 1994 by and among Edge Joint Venture II, a Texas general partnership and Carrizo Oil & Gas, Inc., a Texas corporation.

                             Referenced Assignments
                             ----------------------

1. Assignment of Overriding Royalty Interest (Existing Perforations of Existing Wellbores Only) dated effective July 1, 1994, from Carrizo Oil & Gas, Inc. to Edge Petroleum

                                Page 1.01(a)-10

         Corporation recorded under Clerk's File No. 064024, Brooks County,
         Texas.

2. Assignment of Overriding Royalty Interest (Wellbores Only; Recompletions) dated effective July 1, 1994, from Carrizo Oil & Gas, Inc. to Edge Petroleum Corporation recorded under Clerk's File No. 064025, Brooks County, Texas.

3. Assignment of Overriding Royalty Interest (New Wells; Sidetracks and Deepening of Existing Wells) dated effective July 1, 1994, from Carrizo Oil & Gas, Inc. to Edge Petroleum Corporation recorded under Clerk's File No. 064026, Brooks County, Texas.

4. Assignment, Conveyance and Bill of Sale (Existing Wellbores - No. 320 Acre Operating Area) dated effective July 1, 1994, from Edge Joint Venture II to Carrizo Oil & Gas, Inc. recorded under Clerk's File No. 064030, Brooks County, Texas, said 320 Acre Operation Area being more particularly described in that certain Pooling Agreement dated effective September 9, 1960, recorded in Volume 54, Page 133, Brooks County, Texas.

                                Page 1.01(a)-11

                              East McFaddin Field
                             Victoria County, Texas
                             ----------------------

Oil & Gas Lease dated January 24, 1930 between A.M. McFaddin, et al., to Lion Oil Refining Company, recorded in Book 127, Page 88 of the Real Property Records of Victoria County, Texas, and being more particularly described as 5,000 acres of land, more or less, a part of Maria Josefa Traviesa Survey, of one league, Abstract 114, Patent 66, Volume 17, the J. M. Valdez Survey of 1-1/4 leagues, Abstract 115, Patent 65, Volume 17, the C. O. Edwards Survey of 1280 acres, Abstract 526, Patent 231, Volume 8, and the C. L. Mann Survey of 640 acres, Abstract 528, Patent 533, Volume 9 and being a part of the McFaddin Ranch in Victoria County, Texas, except however, the following tracts aggregating 320 acres, more or less, to wit:

(a) Beginning at the northwest corner of said 5,000 acre lease at a point in a sand lake which is the intersection of the dividing point between said Traviesa Grant and the Jules Vairin Grant and a northward prolongation of the west line of said C. L. Mann Survey;

         Thence with the west line of said lease and said prolongation of said west line of C. L. Mann Survey S. 15 deg. W. 2473.25 minutes to a point in said line for the SW corner of this 160 acre tract:

         Thence N. 56 deg. E. 2473.26 minutes to a point for the SE corner of this 160 acre tract;

         Thence N. 15 deg. E. 2473.26 minutes to a point in the dividing line between said Traviesa and Vairin Grants for the northeast corner of this 160 acre tract;

         Thence with said line S. 56 deg. W. 2473.26 minutes to a place of beginning.

(b) Beginning at the most southern southwest corner of said 5,000 acre lease in the south line of said C. L. Mann Survey;

         Thence N. 15 deg. E. with the most southern west line of said 5,000 acre lease 5376 minutes to a point in the north line of said C. L. Mann survey, which is an inside corner of said 5,000 acre lease for the northwest corner of this 160 acre tract;

                                Page 1.01(a)-12

         Thence with the north line of said C. L. Mann Survey S. 75 deg. E. 1296 minutes to a point for the northeast corner of this 160 acre tract;

         Thence S. 15 deg. W. 5376 minutes to a point in the south line of said
         C. L. Mann survey for the southeast corner of this 160 acre tract;

         Thence with said line N. 75 deg. W. 1296 minutes to the place of beginning.

         (NOTE: THE LEASE SHOWS 5,000 ACRES WHEREAS ONLY 4,680 ACRES ARE COVERED BY SURVEY.)

                                  Prior Wells
                                  -----------

               A-09                      A-10                     A-12                      A-13
               A-17                      A-19                     A-27                      A-32
               A-39                      A-43                     A-47                      A-48
               A-49                      A-51                     A-21                      A-31
               A-33                      A-11                     A-16                      A-20
               A-02                      A-14                     A-15                      A-18
               A-24                      A-25                     A-29                      A-40
               A-07                      A-08                     A-22                      A-23
               A-26                      A-28                     A-30                      A-34
               A-35                      A-36                     A-37                      A-38
               A-41                      A-42                     A-44                      A-45
               A-46                      A-50                     A-03                      A-04
               A-05                      A-06

                                Subsequent Wells
                                ----------------

                                   Womack #1
                                   Womack #3

===============================================================================================================
                                                                                 Working            Net Revenue
                                                                                Interest             Interest
---------------------------------------------------------------------------------------------------------------
  Prior Wells - Before Payout pursuant to the Letter of Intent described        .40000000            .33100000
  below.
---------------------------------------------------------------------------------------------------------------
  Prior Wells - After Payout pursuant to the Letter of Intent described         .20000000            .16550000
  below.
---------------------------------------------------------------------------------------------------------------


                               Page 1.01(a)-13

---------------------------------------------------------------------------------------------------------------
  Subsequent Wells drilled in the East McFaddin Field pursuant to the Letter    .20000000            .16550000
  of Intent described below.
===============================================================================================================

PERMITTED ENCUMBRANCES:

         Letter of Intent by and among Edge Joint Venture II and Carrizo Oil & Gas, Inc. dated January 30, 1995.

                                Page 1.01(a)-14

                                 SCHEDULE 4.10

                            Purchasers of Production
                            ------------------------

                                 SCHEDULE 4.12

                                   Litigation
                                   ----------
                                      None

                                  EXHIBIT "A"

                             COMPLIANCE CERTIFICATE

                  [bracketed information need not be included
                      in Certificate delivered at Closing]


                 I, Frank A. Wojtek, Vice President of CARRIZO OIL & GAS, INC., (the "Company"), pursuant to Section 5.05 of the Loan Agreement dated as of August 28, 1997, by and among COMPASS BANK, ("Bank") and the Company (the "Agreement") do hereby certify, as of the date hereof, that to my knowledge:

         1. No Event of Default (as defined in the Agreement) has occurred and is continuing, and no Unmatured Event of Default (as defined in the Agreement) has occurred and is continuing[, except for the following events (include actions taken to cure such situations):

                 -------------------------------------------------------
                 -------------------------------------------------------
                 -------------------------------------------------------
                 -------------------------------------------------------
                 -------------------------------------------------------
                 -----------------------------------------------------];

         2. No material adverse change has occurred in the business prospects, financial condition, or the results of operations of the Company since the date of the previous Financial Statements (as defined in the Agreement) provided to Bank[, except for the following changes (include actions taken to cure such situations):


                 -------------------------------------------------------
                 -----------------------------------------------------];

         3. Each of the representations and warranties of the Company contained in Article IV of the Agreement is true and correct in all respects[, except for the following matters (include actions taken to cure such situations):

                 -------------------------------------------------------
                 -----------------------------------------------------];
                 and

         [4. The Company's financial condition for the quarter ending __________ is as follows:

                                   Date or                 Required                      Actual
                                    Time                   Ratio or                     Ratio or
         Financial Covenant        Period                   Amount                       Amount
         ------------------        ------                  --------                     --------
(a)      Tangible Net Worth       At all times            not less than the greater     --------
                                                          of: (a) $20,000,000.00,
                                                          or (b) the Tangible Net
                                                          Worth of Borrower at
                                                          the closing of the
                                                          Initial Public Offering,
                                                          less $3,000,000.00,
                                                          plus 50% of net
                                                          income (excluding
                                                          losses) subsequent
                                                          to 09/30/97, plus
                                                          100% of any increases
                                                          in shareholders' equity
                                                          resulting from the sale
                                                          or issuance of any
                                                          stock of Borrower
                                                          subsequent to 09/30/97

(b)      Ratio of quarterly       Each quarter            not less than 1.25:1.00       -------
         Cash Flow to             beginning
         quarterly Debt           with the
         Service                  quarter ending
                                  3/31/97
                                                                                               ]
(c)      Additional               At all times            -0-                           -------
         Debt


                 This certificate is executed this ______ day of ____, 199_.



                                        -------------------------------
                                                Frank A. Wojtek

                                  EXHIBIT "B"

                                      NOTE

$75,000,000.00                   Houston, Texas                 August 28, 1997

         On the dates hereinafter prescribed, for value received, CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), having an address at 14811 St. Mary's Lane, Suite 148, Houston, Texas 77079, promises to pay to the order of COMPASS BANK (herein called "Bank"), at its principal offices at 24 Greenway Plaza, Suite 1401, Houston, Harris County, Texas 77046, (i) the principal amount of SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) or the principal amount advanced pursuant to the terms of the Loan Agreement (defined herein) as of the date of maturity hereof, whether by acceleration or otherwise, whichever may be the lesser, and (ii) interest on the principal balance from time to time advanced and remaining unpaid from the date of the advance until maturity at a rate of interest equal to lesser of (a) the "Interest Rate" (as defined in the Loan Agreement), or (b) the Maximum Rate (as hereinafter defined). Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Borrower, unless Applicable Law (as defined below) requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

         Notwithstanding the foregoing, if during any period the Interest Rate exceeds the Maximum Rate, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued hereon if the Floating Rate had at all times been in effect.

         All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

         This Note is a revolving credit note and it is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but notwithstanding such occurrence, this Note shall remain valid and in full force and effect as to each principal advance made hereunder subsequent to each such occurrence. Each principal advance and each payment hereof made pursuant to this Note shall be reflected by Bank's records and the aggregate unpaid amounts reflected by such records shall constitute rebuttably presumptive evidence of the principal and unpaid, accrued interest remaining outstanding on this Note.

         "Maximum Rate" means the Maximum Rate of non-usurious interest permitted from day to day by applicable law, including as to Article 5069-1.04, Vernon's Texas Revised Civil Statutes Annotated (and as the same may be incorporated by

                                      B-1

                                                               _______________
                                                                   INITIAL FOR
                                                               INDENTIFICATION
reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated weekly rate ceiling."

         "Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note, including laws of the State of Texas and laws of the United States of America. It is intended that Article 1.04, Title 79, Revised Civil Statutes of Texas, 1927, as amended (Article 5069-1.04, as amended, Vernon's Texas Civil Statutes) shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Article 1.04 to this Note, the interest ceiling applicable to this Note under said Article 1.04 shall be the indicated weekly rate ceiling from time to time in effect. Borrower and Bank hereby agree that Chapter 15 of Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to this Note or the loan transaction evidenced by, and referenced in, the Loan Agreement (hereinafter defined) in any manner, including without limitation, to any account or arrangement evidenced or created by, or provided for in, this Note.

         "Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

         The principal sum of this Note, after giving credit for unadvanced principal, if any, remaining at final maturity, shall be due and payable on or before the Maturity Date, as prescribed in the Loan Agreement defined below; interest to accrue upon the principal sum from time to time owing and unpaid hereunder shall be due and payable in monthly installments, as it accrues, with the first such monthly installment of interest hereon being due and payable on the first day of September 1997, and with such subsequent installments of interest being due and payable on the first day of each succeeding month thereafter; provided, however, the final installment of interest hereunder shall be due and payable not later than the maturity of the principal sum hereof, howsoever such maturity may be brought about.

         When the first (1st) day of a calendar month falls upon a Saturday, Sunday or legal holiday, the payment of interest and principal, if any, due upon such date shall be due and payable upon the next succeeding Business Day.

         In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. Bank and Borrower specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither Borrower nor any other party liable herefor shall ever be liable for interest in excess of

                                      B-2

                                                                ______________
                                                                   INITIAL FOR
                                                                IDENTIFICATION
that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by Bank shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "Interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

         This Note is secured by all security agreements, collateral assignments, mortgages and lien instruments executed by Borrower (or by any other party) in favor of Bank, including those executed simultaneously herewith, those executed heretofore and those hereafter executed, and including specifically and without limitation the "Security Instruments" described and defined in the Loan Agreement of even date between Borrower and Bank (the "Loan Agreement").

         This Note is the Revolving Note issued pursuant to the Loan Agreement. It amends, restates, combines, rearranges and extends those two certain promissory notes, one dated December 6, 1996 in the face amount of $25,000,000.00, executed by Borrower and payable to the order of Bank, and the other dated June 26, 1996, in the face amount of $10,000,000.00, executed by Encinitas Partners Ltd., which has been merged into and is survived by Borrower, and made payable to the order of Bank. All liens and security interests held by or benefiting Bank to secure the indebtedness evidenced by such prior notes shall continue to secure the indebtedness evidenced by this Note. Reference is hereby made to the Loan Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of Borrower in relation thereto; but neither this reference to the Loan Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay any outstanding and unpaid principal of and interest on this Note when due, in accordance with the terms of the Loan Agreement. Each advance and each payment made pursuant to this Note shall be reflected by notations made by Bank on its records and the aggregate unpaid amounts reflected by the notations on the records of Bank shall be deemed rebuttably presumptive evidence of the principal amount owing under this Note.

         In the event of default in the payment when due of any of the principal of or any interest on this Note, or in the event of default under the terms of the Loan Agreement or any of the Security Instruments, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note under any agreement made by Borrower, Bank (or other holder of this Note) may, at its option, without presentment or demand or any notice to Borrower or any other person liable herefor, declare the unpaid principal balance of and accrued interest on this Note to be immediately due and payable.

         If this Note is collected by suit or through the Probate or Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity,

                                      B-3


                                                                  ______________
                                                                     INITIAL FOR
                                                                  IDENTIFICATION
however such maturity may be brought about, and is placed in the hands of an attorney for collection, then Borrower agrees to pay reasonable attorneys' fees, not to exceed 10% of the full amount of principal and interest owing hereon at the time this Note is placed in the hands of an attorney.

         Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Bank, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Bank may transfer this Note, and the rights and privileges of Bank under this Note shall inure to the benefit of Bank's representatives, successors or assigns.


                 Executed this 28th day of August 1997.

                                        CARRIZO OIL & GAS, INC.


                                        By:
                                           ----------------------------
                                                Frank A. Wojtek
                                                Vice President

                                  EXHIBIT "C"

                              SECURITY INSTRUMENTS

         The Security Instruments securing the obligations of Borrower and Indebtedness to Bank shall include the following, each in form and substance satisfactory to Bank:

1. PRIOR SECURITY INSTRUMENTS all Security Instruments executed pursuant to, and as defined in, the Existing Carrizo Loan Agreement and the Existing Encinitas Loan Agreement shall continue in force and effect to secure the Indebtedness and Obligations of Borrower arising pursuant to this Agreement, with such amendments thereof to be executed by Borrower as are necessary or appropriate from time to time, in the good faith opinion of Bank, to evidence the fact that Borrower is successor by merger to Encinitas Partners Ltd. and that such Security Instruments continue to relate to all Indebtedness and Obligations arising under this Agreement.

2. DEED OF TRUST, MORTGAGE, SECURITY AGREEMENT, AND ASSIGNMENT OF PRODUCTION covering Borrower's interest in any additional Borrowing Base Oil and Gas Properties, the personal property and equipment therein and thereon, the production of oil, gas, and other minerals therefrom, and all of the products and proceeds thereof.

3. SECURITY AGREEMENT granting Bank a first priority security interest in all of Borrower's accounts, equipment, machinery, fixtures, inventory, chattel paper, documents, contracts, instruments and general intangibles relating to or arising out of any additional Borrowing Base Properties, whether now owned or hereafter acquired, and all products and proceeds thereof.

4. SECURITY AGREEMENT (PLEDGE) granting Bank a first priority security interest in all of Borrower's Borrowing Base Cash, and all products and proceeds thereof, if, as and when Borrowing Base Cash is added to the Borrowing Base Properties.

5. FINANCING STATEMENTS in connection with the Security Instruments described in the preceding paragraphs, in form and number satisfactory to Bank as Bank, from to time, may specify (including additional or supplemental financing statements, amendments thereto, and continuation statements thereof).

6. LETTERS IN LIEU OF TRANSFER ORDERS covering Borrower's interest in oil and gas produced from any additional Borrowing Base Oil and Gas Properties and in the proceeds from the sale thereof, pursuant to the assignment of production included in the Deeds of Trust referenced above.

7. OTHER SECURITY INSTRUMENTS. Such other instruments as are necessary or appropriate from time to time, in the good faith opinion of Bank, to perfect to the satisfaction of Bank Bank's liens, security interests, and other rights in the Borrowing Base Properties and in any and all other collateral covered by or described in (or, as evidenced by the Agreement, intended to have been covered by) any of the other Security Instruments described above.

POWER OF ATTORNEY. To the fullest extent permitted by Law, Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to execute any Security Instrument in the name of Borrower, and to perform all other acts that Bank deems appropriate to perfect and continue its liens, security interests, and other rights in, and to protect and preserve, the Borrowing Base Properties and other collateral covered by or described in (or, as evidenced by the Agreement, intended to have been covered by) any of the Security Instruments described above, but only to the extent required of Borrower under the terms of this Agreement. This power of attorney is coupled with an interest and shall be irrevocable until the full and final payment and performance of all of Borrower's Indebtedness and Obligations to Bank.

                                  EXHIBIT "D"


            FORM OF REQUEST FOR ADVANCE, CONTINUATION OR CONVERSION

COMPASS BANK
24 GREENWAY PLAZA, SUITE 1401
HOUSTON, TEXAS 77046

Attention:  Energy Lending Group

            RE: First Amended, Restated and Combined Loan Agreement dated as of August 28, 1997, by and between Carrizo Oil & Gas, Inc. and Compass Bank (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

                 Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

[ ]      1.      Loans:

         (a)     Amount of new Loan: $______________

         (b)     Requested funding date: _______, 19__

         (c)     $_____________ of such Loan is to be an Index Rate Loan;

                 $_____________ of such Loan is to be a LIBOR Loan.

                 Requested Interest Period for LIBOR Loan: ___ months.

[ ]      2.      Continuation or conversion of LIBOR Loan maturing on _______,
                 19__:

         (a) Amount to be continued as a LIBOR Loan is $______________, with an Interest Period of ___ months;

         (b)     Amount to be converted to an Index Rate Loan is $___________.

[ ]      3.      Conversion of Index Rate Loan:

         (a)     Requested conversion date: __________, 19____.

         (b) Amount to be converted to a LIBOR Loan is $___________, with an Interest Period of ______ months.

                 The undersigned certifies that he is the Vice President of the Borrower, has obtained all consents necessary, and as such he is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement.

                 Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                        Very truly yours,

                                        CARRIZO OIL & GAS, INC.


                                        By:
                                           ------------------------------
                                           Frank A. Wojtek
                                           Vice President

                                  EXHIBIT "E"

                   FORM OF MONTHLY BORROWING BASE CERTIFICATE

         I, the undersigned officer of CARRIZO OIL & GAS, INC. (the "Company"), pursuant to Section 5.06 of the Loan Agreement dated as of August 28, 1997, as amended from time to time, by and between COMPASS BANK (the "Bank") and the Company (the "Agreement"), do hereby certify that:

                 The Borrowing Base, calculated in accordance with the Agreement as of the first day of the month preceding the month in which this certificate is executed and delivered to the Bank (the "Effective Date"), is $___________. Such Borrowing Base is the sum of the following Borrowing Base components calculated as of the Effective Date:

                          a.      Borrowing Base Cash in the amount of
                 $___________; plus

                          b. Borrowing Base Oil and Gas Properties valued, pursuant to Section 2.10 of the Agreement, at $___________, inclusive of the Monthly Borrowing Base Reduction most recently established by the Bank pursuant to Section 2.10.

         This certificate is executed this ____ day of ___________, 199____.


                                        CARRIZO OIL & GAS, INC.



                                        By:
                                           ---------------------------
                                           Frank A. Wojtek
                                           Vice President

                                      E-1